                                                                    EXHIBIT 99.1

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
                         Index to Financial Statements

                                                                            Page
                                                                            ----

Unaudited Consolidated Statements of Operations for the Years
Ended December 31, 2003 (Successor Company), December 31, 2002
and 2001 (Predecessor Company)........................................       2

Unaudited Consolidated Balance Sheets at December 31, 2003
and December 31, 2002 (Successor Company).............................       3

Unaudited Consolidated Statements of Shareholders' Equity
(Deficiency) as of December 31, 2003 and 2002 (Successor
Company), and December 31, 2001 (Predecessor Company).................       4

Unaudited Consolidated Statements of Cash Flows for the Years
Ended December 31, 2003 (Successor Company), December 31, 2002
and 2001 (Predecessor Company)........................................       5

Notes to Unaudited Consolidated Financial Statements..................       6

                    AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                            YEARS ENDED DECEMBER 31,
                             (Amounts in thousands)

                                                                                       Successor
                                                                                        Company          Predecessor Company
                                                                                      -----------    --------------------------
                                                                                         2003            2002           2001
                                                                                      -----------    -----------    -----------

Net sales .........................................................................   $ 1,902,263    $ 1,889,773    $ 1,916,056
Cost of goods sold ................................................................     1,399,521      1,387,710      1,431,566
                                                                                      -----------    -----------    -----------

Gross margin ......................................................................       502,742        502,063        484,490

Selling, general and administrative expense .......................................       491,320        479,501        501,581
Intangible and other asset impairment .............................................         7,749           --            1,504
                                                                                      -----------    -----------    -----------

Operating income (loss) ...........................................................         3,673         22,562        (18,595)

Interest expense, net (contractual interest and Debenture discount amortization
   of $195,350 and $232,102 for 2002 and 2001, respectively, Note 7) ..............        24,419         19,699         48,246
Other expense (income), net .......................................................         8,338         (3,953)         4,756
                                                                                      -----------    -----------    -----------

(Loss) income before reorganization items, income taxes, discontinued operations
   and cumulative effect of change in accounting principle ........................       (29,084)         6,816        (71,597)
                                                                                      -----------    -----------    -----------

Reorganization items expense (income):
   Reorganization costs ...........................................................         2,523         13,731         59,793
   Forgiveness of debt ............................................................          --       (1,908,334)          --
   Fresh start accounting adjustments .............................................          --          174,491           --
                                                                                      -----------    -----------    -----------
                                                                                            2,523     (1,720,112)        59,793
                                                                                      -----------    -----------    -----------

Income tax expense (benefit):
   Current ........................................................................         4,027        (10,678)         3,236
   Deferred .......................................................................         4,920         51,415        (10,006)
                                                                                      -----------    -----------    -----------
                                                                                            8,947         40,737         (6,770)
                                                                                      -----------    -----------    -----------

(Loss) income before discontinued operations and cumulative effect of change
in accounting principle ...........................................................       (40,554)     1,686,191       (124,620)

Loss from discontinued operations (Note 5) ........................................        (4,119)        (7,119)       (49,610)
                                                                                      -----------    -----------    -----------

(Loss) income before cumulative effect of change in accounting principle ..........       (44,673)     1,679,072       (174,230)

Cumulative effect of change in accounting principle, net of tax benefit
of $97.5 million (Note 6) .........................................................          --         (170,751)          --
                                                                                      -----------    -----------    -----------
Net (loss) income .................................................................   $   (44,673)   $ 1,508,321    $  (174,230)
                                                                                      ===========    ===========    ===========

           See Notes to Unaudited Consolidated Financial Statements.

                    AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                (Amounts in thousands, except share information)

                                                                                                      Successor Company
                                                                                                -----------------------------
                                                                                                December 31,     December 31,
                                                                                                    2003            2002
                                                                                               -------------    -------------

Assets

Current assets:
   Cash and cash equivalents ...............................................................   $      37,867    $      34,137
   Restricted cash (Note 1) ................................................................           1,818           57,621
   Receivables, net of valuation allowance of $13,343  and $20,878 as of
      December 31, 2003 and 2002, respectively .............................................         272,740          269,924
   Inventories, net ........................................................................         320,317          352,450
   Prepaid expenses, deferred income taxes and other current assets ........................          53,091           53,793
   Assets available for sale ...............................................................          11,377            6,442
                                                                                               -------------    -------------

      Total current assets .................................................................         697,210          774,367

Property, plant and equipment, net .........................................................         199,682          227,098
Trademarks, tradenames and patents, net ....................................................         300,770          307,203
Reorganization value in excess of amounts allocable to identifiable assets .................           3,033            7,812
Other assets ...............................................................................          16,362           16,736
                                                                                               -------------    -------------
                                                                                               $   1,217,057    $   1,333,216
                                                                                               =============    =============

Liabilities and Shareholders' Equity

   Current liabilities:
     Short-term debt and current portion of long-term debt (2002 restated, see Note 7) .....   $      21,548    $     130,172
     Accounts payable ......................................................................         118,665          124,550
     Other current liabilities .............................................................         246,235          260,790
                                                                                               -------------    -------------
      Total current liabilities ............................................................         386,448          515,512

   Long-term debt, less current portion (2002 restated, see Note 7) ........................         154,589          108,089
   Other long-term liabilities .............................................................         178,856          187,498
   Deferred income taxes ...................................................................          15,757           13,915

Commitments and contingencies (Notes 7 and 17)

Shareholders' equity:
   Successor common stock (31,724,796 shares issued and outstanding in 2003 and 2002) ......             317              317
   Additional paid-in capital ..............................................................         515,652          510,610
   Deferred compensation ...................................................................          (1,060)          (2,725)
   Accumulated deficit .....................................................................         (44,673)            --
   Accumulated other comprehensive income ..................................................          11,171             --
                                                                                               -------------    -------------
      Total shareholders' equity ...........................................................         481,407          508,202
                                                                                               -------------    -------------
                                                                                               $   1,217,057    $   1,333,216
                                                                                               =============    =============

            See Notes to Unaudited Consolidated Financial Statements.

                    AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
     UNAUDITED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                             (Amounts in thousands)

                                                                                                Additional
                                                                                    Common        Paid-In       Deferred
                                                                                    Stock         Capital     Compensation
                                                                                    -----         -------     ------------

Predecessor Company:

Balance at December 31, 2000 .................................................   $     1,074    $ 1,179,629    $      --

Comprehensive loss for the year ended December 31, 2001:
   Net loss ..................................................................          --             --             --
   Minimum pension liability .................................................          --             --             --
   Translation adjustments ...................................................          --             --             --

      Comprehensive loss .....................................................
                                                                                 -----------    -----------    -----------
Balance at December 31, 2001 .................................................         1,074      1,179,629           --

Comprehensive income for the year ended December 31, 2002:
   Net income ................................................................          --             --             --
   Minimum pension liability .................................................          --             --             --
   Translation adjustments ...................................................          --             --             --

      Comprehensive income ...................................................

Reorganization adjustments
   Eliminate predecessor equity accounts in connection with
      fresh start reporting ..................................................        (1,074)    (1,179,629)          --
                                                                                 -----------    -----------    -----------
Balance at December 31, 2002 .................................................   $      --      $      --      $      --
                                                                                 ===========    ===========    ===========

Successor Company:

Distribution of equity in accordance with the plan of reorganization:
   Issuance of new common stock ..............................................   $       315    $   507,887    $      --
   Issuance of restricted stock ..............................................             2          2,723         (2,725)
                                                                                 -----------    -----------    -----------
Balance at December 31, 2002 .................................................           317        510,610         (2,725)

Comprehensive loss for the year ended December 31, 2003:
   Net loss ..................................................................          --             --             --
   Minimum pension liability .................................................          --             --             --
   Translation adjustments ...................................................          --             --             --
   Unrealized changes in value of interest rate derivatives ..................          --             --             --

      Comprehensive loss

   Compensation charges related to AHI stock option grants ...................          --            3,351           --
   Amortization of deferred compensation .....................................          --             --            1,665
   Compensation charge related to CEO investment in
      common stock (Note 12) .................................................          --            1,691           --
                                                                                 -----------    -----------    -----------
Balance at December 31, 2003 .................................................   $       317    $   515,652    $    (1,060)
                                                                                 ===========    ===========    ===========

                                                                                 Retained         Accumulated          Total
                                                                                 Earnings            Other         Shareholders'
                                                                               (Accumulated      Comprehensive        Equity
                                                                                  Deficit)        Income (Loss)    (Deficiency)
                                                                              --------------    --------------    --------------

Predecessor Company:

Balance at December 31, 2000 ...............................................  $   (2,514,794)   $      (85,148)   $   (1,419,239)

Comprehensive loss for the year ended December 31, 2001:
   Net loss ................................................................        (174,230)             --            (174,230)
   Minimum pension liability ...............................................            --             (11,435)          (11,435)
   Translation adjustments .................................................            --              (3,188)           (3,188)
                                                                                                                  --------------
      Comprehensive loss ...................................................            --                --            (188,853)
                                                                              --------------    --------------    --------------
Balance at December 31, 2001 ...............................................      (2,689,024)          (99,771)       (1,608,092)

Comprehensive income for the year ended December 31, 2002:
   Net income ..............................................................       1,508,321              --           1,508,321
   Minimum pension liability ...............................................            --             (11,282)          (11,282)
   Translation adjustments .................................................            --               4,576             4,576
                                                                                                                  --------------
      Comprehensive income .................................................                                           1,501,615

Reorganization adjustments
   Eliminate predecessor equity accounts in connection with
      fresh start reporting ................................................       1,180,703           106,477           106,477
                                                                              --------------    --------------    --------------
Balance at December 31, 2002 ...............................................  $         --      $         --      $         --
                                                                              ==============    ==============    ==============

Successor Company:

Distribution of equity in accordance with the plan of reorganization:
   Issuance of new common stock ............................................  $         --      $         --      $      508,202
   Issuance of restricted stock ............................................            --                --                --
                                                                              --------------    --------------    --------------
Balance at December 31, 2002 ...............................................            --                --             508,202

Comprehensive loss for the year ended December 31, 2003:
   Net loss ................................................................         (44,673)             --             (44,673)
   Minimum pension liability ...............................................            --                (139)             (139)
   Translation adjustments .................................................            --              11,657            11,657
   Unrealized changes in value of interest rate derivatives ................            --                (347)             (347)
                                                                                                                  --------------
      Comprehensive loss ...................................................                                             (33,502)

   Compensation charges related to AHI stock option grants .................            --                --               3,351
   Amortization of deferred compensation ...................................            --                --               1,665
   Compensation charge related to CEO investment in
      common stock (Note 12) ...............................................            --                --               1,691
                                                                              --------------    --------------    --------------
Balance at December 31, 2003 ...............................................  $      (44,673)   $       11,171    $      481,407
                                                                              ==============    ==============    ==============

            See Notes to Unaudited Consolidated Financial Statements.

                    AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
                 UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                             (Amounts in thousands)

                                                                                      Successor
                                                                                       Company          Predecessor Company
                                                                                      -----------    --------------------------
                                                                                         2003           2002           2001
                                                                                      -----------    -----------    -----------

Operating Activities:
   Net (loss) income ...............................................................  $   (44,673)   $ 1,508,321    $  (174,230)

     Adjustments to reconcile net (loss) income to net cash provided by operating activities:
        Forgiveness of debt ........................................................         --       (1,908,334)          --
        Fresh start accounting adjustments .........................................         --          174,491           --
        Impact of fresh start inventory fair value adjustments .....................       20,790           --             --
        Non-cash reorganization costs ..............................................         --             --           39,869
        Depreciation and amortization ..............................................       58,112         66,320         96,335
        Cumulative effect of change in accounting principle, net of tax benefit ....         --          170,751           --
        Non-cash interest charges ..................................................        4,691          6,733         15,183
        Deferred income tax expense (benefit) ......................................        4,920         51,415        (10,006)
        Gain on insurance settlement ...............................................       (2,444)        (3,144)          --
        Gain on pension curtailments ...............................................       (9,045)          --             --
        Senior notes issued in lieu of interest ....................................        7,824           --             --
        Non-cash compensation charges ..............................................        6,707           --             --
        Intangible and other asset impairment ......................................        7,749           --           32,441
        Other ......................................................................         (757)         1,113          2,860

     Changes in operating assets and liabilities, exclusive of impact of divestitures and acquisitions:
        Receivables, net ...........................................................        5,239        (66,070)        77,704
        Inventories, net ...........................................................       23,418         51,107         14,284
        Accounts payable ...........................................................      (11,726)        (4,043)       (15,915)
        Other current assets and liabilities .......................................      (19,584)        (3,108)         6,991
        Other long-term assets and liabilities .....................................        4,943        (11,065)        (5,372)
        Other, net .................................................................       (1,270)          (399)          (280)
                                                                                      -----------    -----------    -----------
          Net cash provided by operating activities ................................       54,894         34,088         79,864
                                                                                      -----------    -----------    -----------

Investing Activities:
   Capital expenditures ............................................................      (39,452)       (37,174)       (37,239)
   Proceeds from sale of assets of discontinued operations .........................        6,252           --             --
   Proceeds from divestitures ......................................................        3,133          7,350           --
   Proceeds from sale of assets ....................................................        1,674          4,838            511
   Net proceeds from insurance settlement ..........................................        2,553          5,616          3,886
                                                                                      -----------    -----------    -----------
          Net cash used in investing activities ....................................      (25,840)       (19,370)       (32,842)
                                                                                      -----------    -----------    -----------

Financing Activities:
   Net (repayments) borrowings under revolving credit facilities ...................      (22,252)         6,992         (8,577)
   Net borrowings under the GECC term loans ........................................       14,067         17,000           --
   Net (repayments) borrowings under the GECC revolver .............................      (59,018)        14,622           --
   Net (repayments) borrowings under debt obligations ..............................       (6,948)           775           (363)
   Decrease (increase) in restricted cash ..........................................       55,804        (56,220)        (1,148)
   Deferred financing fees .........................................................       (1,605)       (15,190)       (10,294)
                                                                                      -----------    -----------    -----------

          Net cash used in financing activities ....................................      (19,952)       (32,021)       (20,382)
                                                                                      -----------    -----------    -----------

Effect of exchange rate changes on cash and cash equivalents .......................       (5,372)        (4,407)         2,235
                                                                                      -----------    -----------    -----------

          Net increase (decrease) in cash and cash equivalents .....................        3,730        (21,710)        28,875

   Cash and cash equivalents at beginning of year ..................................       34,137         55,847         26,972
                                                                                      -----------    -----------    -----------

   Cash and cash equivalents at end of year ........................................  $    37,867    $    34,137    $    55,847
                                                                                      ===========    ===========    ===========

Supplemental cash flow information:

   Interest paid (net of interest received) ........................................  $    10,889    $    13,405    $    17,899

   Cash paid for reorganization items ..............................................  $     3,241    $    11,523    $    14,324
                                                                                      ===========    ===========    ===========
   Income taxes paid (received) ....................................................  $     2,528    $     3,519    $    (6,171)
                                                                                      ===========    ===========    ===========

            See Notes to Unaudited Consolidated Financial Statements.

                    AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

American Household, Inc. ("AHI") (formerly known as Sunbeam Corporation) and its subsidiaries (the "Company"), is a global leading designer, manufacturer, marketer and distributor of branded consumer products. The Company's primary business is the manufacturing, marketing and distribution of durable household and outdoor leisure consumer products through mass market and other distribution channels in the United States and internationally. The Company also sells its products to professional and commercial end users such as small businesses, hotels and other institutions. The Company's principal products include household kitchen appliances; health monitoring and care products for home use;
scales for consumer use; electric blankets and throws; clippers and trimmers for professional and animal uses; smoke and carbon monoxide detectors; fire extinguishers; camping equipment such as tents, lanterns, sleeping bags and stoves; coolers; backpacks; and portable and standby generators and compressors.

The Sunbeam grill business, which consisted primarily of Sunbeam(R) and
Grillmaster(R) branded outdoor grills and accessories ("Sunbeam Grills"), was discontinued in November 2002 (see Note 5).

Basis of Presentation - Fresh Start Reporting

On February 6, 2001 (the "Petition Date"), Sunbeam Corporation and substantially all of its domestic subsidiaries (the "Subsidiary Debtors" and together with
Sunbeam Corporation, the "Debtors") filed (the "Filings") voluntary petitions
(the "Petitions") with the United States Bankruptcy Court for the Southern
District of New York. On December 18, 2002, the Debtors' plans of reorganization became effective (the "Effective Date") under Chapter 11 of Title 11 of the
United States Code (the "Bankruptcy Code"). In addition, the name of Sunbeam
Corporation was changed to American Household, Inc.

As a result of the Debtors' emergence from Chapter 11 proceedings and the application of fresh start accounting, the Company's Consolidated Financial
Statements for periods subsequent to the emergence from Chapter 11 proceedings, referred to as the respective financial statements of the "Successor Company,"
are not comparable to the Consolidated Financial Statements for periods prior to the emergence from Chapter 11 proceedings, which are referred to as the
"Predecessor Company" or "Sunbeam Corporation" financial statements. For financial reporting purposes, the Company recorded its fresh start accounting adjustments and performed the accounting cutoff between the Predecessor Company and the Successor Company as of December 31, 2002.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and use assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates include the establishment of the allowance for doubtful accounts, tax valuation allowances, reserves for sales returns and allowances, product warranty, product liability, excess and obsolete inventory, litigation and environmental exposures.

                    AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Cash and Cash Equivalents

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

As of December 31, 2003 and 2002, the Company had restricted cash balances of
$1.8 million and $57.6 million, respectively. Restricted cash as of December 31,
2003 and 2002 includes $0.1 million and $55.6 million, respectively, for the collateralization of letters of credit that were outstanding under the debtor-in-possession financing as of December 18, 2002. The debtor-in-possession financing required upon its termination (in connection with the Debtors'
emergence from Chapter 11 proceedings) either the replacement of outstanding letters of credit or the cash collateralization of outstanding letters of credit at an amount equal to 105% of the letters of credit. Restricted cash also includes $1.7 million and $2.0 million as of December 31, 2003 and 2002, respectively, not available due to statutory or contractual requirements related to certain foreign operations and certain foreign factoring agreements.

Concentrations of Credit Risk

Substantially all of the Company's trade receivables are due from retailers and distributors located throughout the United States, Europe, Latin America, Canada and Japan. Approximately 41%, 39% and 32% of the Company's sales in 2003, 2002 and 2001, respectively, were to its five largest customers. The Company establishes its credit policies for customers based on an ongoing evaluation of its customers' creditworthiness and competitive market conditions, and establishes its allowance for doubtful accounts for receivables based on an assessment of exposures to credit losses at each balance sheet date. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposures outstanding at December 31, 2003 and 2002. However, certain retailers have filed for bankruptcy protection in the last several years and it is possible that additional credit losses could be incurred if other retailers seek bankruptcy protection.

Inventories

Inventories are stated at the lower-of-cost-or-market with cost being determined principally by the first-in, first-out method. Inventory balances at December
31, 2002 were revalued pursuant to fresh start accounting.

In certain instances, the Company receives rebates from vendors based on the volume of merchandise purchased. Vendor rebates are recorded as reductions in the price of the purchased merchandise and are recognized in operations as the related inventories are sold.

Inventories consist of the following (in thousands):

                                                        Successor Company
                                                     ------------------------
                                                         2003         2002
                                                     ----------    ----------
Inventories:
   Finished goods................................... $  243,758    $  261,733
   Work in process..................................     20,180        18,944
   Raw materials and supplies.......................     56,379        71,773
                                                     ----------    ----------
                                                     $  320,317    $  352,450
                                                     ==========    ==========

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. If the Company concludes that an impairment exists, the carrying amount is reduced to fair value. The Company provides for depreciation using primarily the straight-line method in amounts that allocate the cost of property, plant and equipment over the following useful lives:

         Buildings and improvements............................   5 to 45 years
         Machinery, equipment and tooling......................   3 to 15 years
         Furniture and fixtures................................   3 to 10 years

Property, plant and equipment were revalued at December 31, 2002 in accordance with fresh start accounting.

                    AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Property, plant and equipment consists of the following (in thousands):

                                                            Successor Company
                                                       ------------------------
                                                          2003          2002
                                                       ----------    ----------
Property, plant and equipment:
   Land and improvements.............................. $   18,145    $   16,888
   Buildings and improvements.........................     62,149        63,229
   Machinery, equipment and tooling...................    154,093       140,046
   Furniture and fixtures.............................     10,266         6,935
                                                       ----------    ----------
                                                          244,653       227,098
Accumulated depreciation and amortization.............    (44,971)          --
                                                       ----------    ----------
                                                       $  199,682    $  227,098
                                                       ==========    ==========

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful life or the term of the underlying lease.

Depreciation and amortization of property, plant and equipment charged against continuing operations for the years ended December 31, 2003, 2002 and 2001 was
$56.8 million, $62.9 million and $65.2 million, respectively. The amounts charged against discontinued operations during the years ended December 31,
2003, 2002 and 2001 were $0.4 million, $2.0 million and $10.2 million, respectively.

LONG-LIVED ASSETS

Effective January 1, 2002, the Company adopted Statement of Financial Accounting
Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets ("SFAS No.
142") and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived
Assets ("SFAS No. 144"). Under the provisions of SFAS No. 142, goodwill and intangible assets that have indefinite useful lives are no longer amortized but rather are tested, on a reporting unit basis, at least annually for impairment.
SFAS No. 142 and SFAS No. 144 require that an impairment loss be measured as the difference between the carrying amount and fair value of the asset.

In the first quarter of 2002, as a result of the adoption of SFAS No. 142, the
Company recognized a charge of $170.8 million (pre-tax charge of $268.3 million and a related tax benefit of $97.5 million). This charge is reflected as
"Cumulative effect of change in accounting principle, net of tax benefit" in the
Consolidated Statements of Operations.

Pursuant to fresh start accounting (see Note 3), the Company's intangible assets were revalued at December 31, 2002. In accordance with SFAS No. 142, beginning on January 1, 2002, identified intangible assets with indefinite useful lives and goodwill are not amortized, but are tested at least annually for impairment.
The Company has elected October 31 as the date for performance of its annual impairment tests. Pursuant to the impairment tests performed as of October 31,
2003, impairment charges of $5.8 million were recorded (see Note 6). Patents are amortized over their estimated useful lives. As of December 31, 2003 and 2002, the intangible assets consist of trademarks, tradenames, patents and reorganization value in excess of amounts allocable to identifiable assets, which for a company emerging from Chapter 11 proceedings, is equivalent to goodwill.

In 2001, as a result of the Company's analysis of the recoverability of long-lived assets and goodwill under SFAS No. 121, Accounting for the Impairment for Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS No.
121"), the Company recorded impairment charges of $32.4 million, of which $30.9 million related to Sunbeam Grills and is included in "Loss from discontinued
operations" in the Consolidated Statements of Operations and $1.5 million related to the sale of Sunbeam Products' professional scales business, (the
"Professional Scales Business") which is reflected as "Intangible and other asset impairment" in the Consolidated Statements of Operations.

                    AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

DERIVATIVE FINANCIAL INSTRUMENTS

The Company enters into interest rate swap agreements and foreign exchange rate contracts in the regular course of business as part of the management of its interest rate and foreign currency exchange rate exposures. The Company does not utilize derivative financial instruments for speculative purposes. Effective
January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative
Instruments and Hedging Activities ("SFAS No. 133"), as amended, which requires that all derivative financial instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. The cumulative effect of adopting SFAS No. 133 as of January 1,
2001 was not material to the Company's consolidated financial statements. In
April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No.
149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities
("SFAS No. 149"). This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This
Statement was effective for contracts entered into or modified after June 30,
2003. SFAS No. 149's adoption by the Company did not have a material effect on the Company's consolidated financial statements.

During 2003, the Company entered into an interest rate swap agreement and during
2003, 2002 and 2001, the Company entered into foreign exchange rate contracts, in each case in the ordinary course of business as part of the management of its interest rate and foreign currency exchange rate exposures. The interest rate swap agreement extends through 2005 and exchanges floating LIBOR indexed interest rate payments for fixed interest rate payments periodically over the term of the contract and is designated and accounted for as a cash flow hedge under SFAS No. 133. The foreign exchange rate contracts manage exchange rate exposures consistent with certain expected cash flows and primarily mature within one year. Since the Company does not designate the foreign exchange rate contracts as hedging instruments under SFAS No. 133, all changes in the fair values of such contracts are recognized in earnings in the period of change.

GUARANTEE

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of
Indebtedness of Others ("FIN No. 45"). This interpretation addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.
FIN No. 45 also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Company adopted the disclosure and recognition requirements on December 31, 2002 (see Note 17). In 2003, the
Company recognized a liability for a guarantee related to the divestiture of its coffee filter business (see Notes 15 and 17).

Extinguishment of Debt

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No.
4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections
("SFAS No. 145"). This statement rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt ("SFAS No. 4"). Under SFAS No. 4, all gains and losses from extinguishment of debt were required to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect.
Under SFAS No. 145, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion
No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal
of a Segment of a Business, and Extraordinary, Unusual and Infrequently
Occurring Events and Transactions. The provisions of SFAS No. 145 as related to the rescission of SFAS No. 4 shall be applied for fiscal years beginning after
May 15, 2002 with early application encouraged. The Company adopted this statement effective January 1, 2002, and accordingly, debt discharged as the result of the Chapter 11 reorganization was not classified as an extraordinary item in the Consolidated Statements of Operations.

Deferred Financing Costs

Costs incurred in connection with obtaining financing are deferred and amortized as a charge to interest expense over the terms of the related borrowings using the straight line method which approximates the effective interest method.

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Revenue Recognition

Net sales is comprised of gross sales less provisions for estimated customer returns, discounts, promotional allowances and cooperative advertising allowances.

The Company recognizes sales of product and related cost of goods sold when all of the following conditions are satisfied: (i) persuasive evidence of a sale arrangement exists, (ii) the price is fixed or determinable, (iii)
collectibility is reasonably assured, and (iv) delivery of product has occurred.
The Company establishes an accrual for estimated future product returns in the period in which the sale is recorded. Estimated returns are based upon historical volume and actual experience of sales returns. In some situations, the Company has shipped product with the right of return where the Company is unable to reasonably estimate the level of returns and/or the sale is contingent upon the resale of the product. In these situations, the Company does not recognize revenue until the buyer of the product informs the Company that the product has been sold. Reserves for estimated returns and deductions for discounts, cooperative advertising and other allowances are established by the
Company concurrently with the recognition of revenue. The Company monitors these reserves and makes adjustments to them when management believes that actual returns or costs to be incurred differ from amounts recorded.

Product Liability

The Company provides reserves for costs it estimates will be incurred related to product liability claims for reported and unreported incidents that have occurred through the respective balance sheet date. Estimates are periodically reviewed and are primarily based upon annual actuarial valuations made by an independent actuarial consultant. The estimates are updated to consider actual experience, number of claims and other relevant factors.

Legal Costs

The Company records charges for the costs it anticipates incurring in connection with litigation and claims against the Company when such losses are probable and management can either reasonably estimate these costs or reasonably estimate the range of such losses.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes ("SFAS No. 109"). The
provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial reporting purposes.
Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date. The benefits from net deferred tax assets are not recognized unless management can conclude that realization of such benefit is more likely than not.

Advertising Costs

Media advertising costs included in Selling, General and Administrative Expense
("SG&A") are expensed as incurred. Allowances provided to customers for cooperative advertising are charged to operations as related revenue is earned, and are included as a deduction from gross sales in determining net sales. The amounts charged to continuing operations for media and cooperative advertising during the years ended December 31, 2003, 2002 and 2001 were $85.1 million,
$81.9 million and $94.0 million, respectively. The amounts relating to discontinued operations for media and cooperative advertising during the years ended December 31, 2003, 2002 and 2001 were $0.5 million, $2.1 million and $6.4 million, respectively.

Research and Development

Research and development expenditures are expensed in the period in which they are incurred. The amounts charged against continuing operations during the years ended December 31, 2003, 2002 and 2001 were $25.1 million, $27.3 million and
$33.9 million, respectively. The amounts relating to discontinued operations during the years ended December 31, 2002 and 2001 were $1.2 million and $1.7 million, respectively.

                                       10

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Freight costs

Freight costs of $61.9 million, $60.2 million and $60.0 million for the years ended December 31, 2003, 2002 and 2001, respectively, are included in SG&A of continuing operations. Freight costs of $0.5 million, $1.8 million and $2.7 million for the years ended December 31, 2003, 2002 and 2001, respectively, are included in discontinued operations.

Foreign Currency Translation

The assets and liabilities of subsidiaries, other than those operating in highly inflationary economies, are translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. The resulting translation gains and losses are accumulated in a separate component of shareholders' equity. The accumulated impact of translation adjustments shown as a component of shareholders' equity as of December 31, 2002 was eliminated pursuant to fresh start accounting. Income and expense items are converted into U.S. dollars at average rates of exchange prevailing during the year with gains or losses resulting from foreign currency transactions being included in the results of operations.

For subsidiaries operating in highly inflationary economies, inventories and property, plant and equipment are translated at the rate of exchange on the date the assets are acquired, while other assets and liabilities are translated at year-end exchange rates. Translation adjustments for those operations are included in "Other (income) expense, net" in the accompanying Consolidated
Statements of Operations.

Stock-Based Compensation Plans

SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), allows either adoption of a fair value method for accounting for stock-based compensation plans or continuation of accounting under APB Opinion No. 25,
Accounting for Stock Issued to Employees ("APB No. 25"), and related interpretations with supplemental disclosures. SFAS No. 123 was amended by SFAS
No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure.

The Company has chosen to account for stock-based compensation using the intrinsic value based method prescribed in APB No. 25 and, accordingly, does not recognize compensation expense for stock awards and option grants with exercise prices equal to or in excess of the fair market value of the stock at the date of grant. See Notes 12 and 13 for additional information related to the
Company's stock-based compensation plans.

Under SFAS No. 123, stock-based compensation expense would have been $10.4 million in 2003. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2003: Expected volatility of 0.0%; risk-free interest rates between 2.76% and 3.91%; dividend yield of 0.0% and an expected life of 5 years. Information in 2002 and 2001 with respect to stock options is not presented as such stock options became worthless upon the Filings in
February 2001 and were cancelled in connection with the consummation of Sunbeam
Corporation's plan of reorganization. Stock-based compensation expense related to the CEO investment in AHI common stock (see Note 12) and the CEO restricted stock grant (see Note 13) would not differ under the fair value method prescribed under SFAS No. 123.

The pro forma impact on the Company's results is as follows:

                                                                         2003            2002           2001
                                                                       ---------      ----------      ---------

     Net (loss) income:
       As reported...............................................      $ (44,673)     $1,508,321      $(174,230)
       Stock-based compensation cost included
         in net (loss) income as reported........................          6,707              na             na
       Stock-based compensation cost determined under the fair
         value method............................................        (10,378)             na             na
                                                                       ---------
       Pro forma.................................................      $ (48,344)             na             na
                                                                       =========

In addition, the Company has stock-based compensation plans at certain of its subsidiaries. See Note 13 for additional information related to these subsidiary plans. Options granted under these plans will not vest until a change of control or a public offering, as defined in the respective plans, occurs.

                                       11

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

1. OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

New Accounting Standards

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with
Exit or Disposal Activities ("SFAS No. 146"). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition
for Certain Employee Termination Benefits and Other Costs to Exit an Activity
(including Certain Costs Incurred in a Restructuring). SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The Company adopted SFAS No. 146 effective January
1, 2003 and accordingly, has recorded the necessary expenses relating to its various exit activities in the accompanying Consolidated Statements of
Operations (see Note 16).

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial
Instruments with Characteristics of Both Liabilities and Equity ("SFAS No.
150"). This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after
May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has adopted SFAS No. 150 and the adoption did not have a material effect on the Company's consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers'
Disclosures about Pensions and Other Postretirement Benefits ("SFAS No. 132R").
SFAS No. 132R incorporates all of the disclosure requirements of SFAS No. 132,
Employers' Disclosures about Pensions and Other Postretirement Benefits ("SFAS
No. 132"). It requires additional disclosures to those in the original SFAS No.
132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans.
SFAS No. 132R amends APB Opinion No. 28, Interim Financial Reporting, to require interim-period disclosure of the components of net periodic benefit cost and, if significantly different from previously disclosed amounts, the amounts of contributions and projected contributions to fund pension plans and other postretirement benefit plans. Information required to be disclosed about pension plans should not be combined with information required to be disclosed about other postretirement benefit plans except as permitted by SFAS No. 132R. The provisions of SFAS No. 132 remain in effect until the provisions of SFAS No.
132R are adopted. SFAS No. 132R shall be effective for fiscal years ending after
December 15, 2003. The interim-period disclosures required by SFAS No. 132R shall be effective for interim periods beginning after December 15, 2003. The
Company has adopted SFAS No. 132R (see Note 11).

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2003 presentation.

2. REORGANIZATION UNDER CHAPTER 11

On February 6, 2001, the Debtors filed voluntary petitions under Chapter 11 of
Title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the
Southern District of New York (the "Bankruptcy Court"). The Subsidiary Debtors'
cases were being jointly administered separately from the case for Sunbeam
Corporation. On November 25, 2002, by written order dated November 27, 2002, the
Bankruptcy Court confirmed Sunbeam Corporation's Third Amended Plan of
Reorganization (the "Sunbeam Corporation Plan") and the Subsidiary Debtors'
Third Amended Plan of Reorganization (the "Subsidiary Debtors' Plan" and
together with the Sunbeam Corporation Plan, the "Plans"). On December 18, 2002,
the Debtors consummated the Plans and emerged from Chapter 11 proceedings.

                                       12

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

2. REORGANIZATION UNDER CHAPTER 11 - (CONTINUED)

Pursuant to the Sunbeam Corporation Plan, among other things, the claims of
Morgan Stanley Senior Funding, Inc. ("Morgan Stanley"), Wachovia Bank, National
Association (f/k/a First Union National Bank) ("Wachovia"), and Bank of America,
N.A., ("BoA"), as lenders (the "Secured Lenders") under the approximate $1.6 billion in borrowings under a bank credit facility dated as of March 30, 1998
(as amended, the "Pre-Petition Credit Facility"), were converted into (i) $100.0 million face value pay-in-kind secured second priority notes of AHI having an interest rate of 7.5% (the "Second Priority Notes") and (ii) 98.5% of the
outstanding common stock of AHI, subject to dilution by options to be issued to employees, investment in common stock by the Chief Executive Officer ("CEO")
(and certain affiliated trusts and individual retirement accounts) and a restricted stock grant to the CEO. Oaktree Capital received a portion of the shares of common stock to be issued to BoA under the Sunbeam Corporation Plan as a result of a participation in the Pre-Petition Credit Facility held by Oaktree
Capital through BoA. In addition, pursuant to the Sunbeam Corporation Plan, among other things, (i) holders of pre-petition zero coupon debentures due 2018
(the "Debentures") received their pro rata share of 1.5% of the outstanding common stock of AHI, subject to dilution by options to be issued to employees, investment in common stock by the CEO (and certain affiliated trusts and individual retirement accounts) and a restricted stock grant to the CEO, (ii)
certain other unsecured creditors of Sunbeam Corporation will participate in an aggregate $1.0 million cash distribution and (iii) the equity holders of Sunbeam
Corporation received no distribution. AHI has not yet distributed the $1.0 million and continues to resolve the claims of unsecured creditors against such monies.

Pursuant to the Subsidiary Debtors' Plan, among other things, (i) the Subsidiary
Debtors became guarantors of the Second Priority Notes issued pursuant to the
Sunbeam Corporation Plan and pledged substantially all of their assets to secure such debt, (ii) all other secured creditors of the Subsidiary Debtors, if any, were rendered unimpaired, (iii) all general unsecured creditors of the
Subsidiary Debtors (other than inter-company claims) were rendered unimpaired, and (iv) all equity interests in the Subsidiary Debtors, which were held by
Sunbeam Corporation or other Subsidiary Debtors, were rendered unimpaired and the common stock of each of Sunbeam Products, Inc. ("Sunbeam Products"), The
Coleman Company, Inc. ("Coleman") and First Alert/Powermate, Inc. became subject to employee stock options to be issued by such Subsidiary Debtors.

In conjunction with the Filings, the Secured Lenders under the Pre-Petition
Credit Facility provided Sunbeam Corporation with $285.0 million of debtor-in-possession financing (the "DIP Credit Facility"), primarily to finance the working capital needs of the Debtors. The DIP Credit Facility was repaid and letters of credit outstanding under the DIP Credit Facility were cash collateralized in connection with the consummation of the Plans.

In addition, in conjunction with the Filings, Coleman, Sunbeam Products, BRK
Brands, Inc. ("BRK Brands"), and Coleman Powermate, Inc. ("Powermate"), each a
Subsidiary Debtor, entered into a $200.0 million accounts receivable securitization program (the "A/R Securitization Facility") with GE Capital
Corporation and the other purchasers that were signatories thereto. The A/R
Securitization Facility was terminated in connection with the consummation of the Plans (see Note 9).

The Company believes that the financial restructuring described above in conjunction with the Filings reduced the Company's outstanding debt obligations to levels more manageable and consistent with the business operations and projected financial performance of the Company, while minimizing disruption and harm to the business operations of the Subsidiary Debtors. The financial restructuring also enhanced the Company's ability to effectively compete.

3. FRESH START REPORTING

The Effective Date of the Debtors' emergence from Chapter 11 proceedings was
December 18, 2002. For accounting purposes, the Company adopted, as of December
31, 2002, the fresh start reporting requirements pursuant to SOP 90-7, Financial
Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7").
The Company was required to adopt fresh start accounting as the holders of the existing voting shares immediately prior to the Filings received less than 50%
of the voting shares of the emerging entity and its reorganization value was less than the total of its post-petition liabilities and allowed claims. In the fresh start accounting process, an aggregate value of $508.2 million was assigned to the Company's consolidated shareholders' equity. The Company's estimated equity value was based upon the enterprise value for the Company. The enterprise value of the Successor Company was the mid-point of a range of enterprise values based on a third party appraisal that considered many factors and various valuation methods, including a valuation prepared by the Debtors'
financial advisor for their Chapter 11 proceedings, using a discounted cash flow analysis based upon projected financial information, publicly traded company market multiples of certain companies' operating businesses viewed to be similar to that of the Company, and other applicable ratios and valuation techniques believed by the Company and such financial advisor to be appropriate for the purposes of such valuation. The valuations were based upon a number of estimates and assumptions, which are inherently subject to significant uncertainties and contingencies beyond the control of the Company.

                                       13

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

3. FRESH START REPORTING - (CONTINUED)

SOP 90-7 requires an allocation of the reorganization equity value to the assets and liabilities of the Successor Company in conformity with procedures specified by SFAS No. 141, Business Combinations. Management obtained valuations from independent third parties that, along with other market and related information and analyses, were utilized in assigning fair values to assets and liabilities.
The fresh start adjustments resulted in, among other things, the allocation of the excess of the reorganization value over the fair value of identifiable tangible and intangible assets to "Reorganization value in excess of amounts allocable to identifiable assets" in the Successor Company's December 31, 2002
Consolidated Balance Sheet. The recorded effects of consummation of the Plans and the related fresh start adjustments are presented below (amounts in thousands).

                                                                                     December 31, 2002
                                                              --------------------------------------------------------------------
                                                                Predecessor          Debt          Fresh Start        Successor
                                                                  Company        Discharge (A)    Adjustments (B)      Company
                                                              --------------    --------------    --------------    --------------

Current assets:
   Cash and cash equivalents ................................ $       34,137    $         --      $         --      $       34,137
   Restricted cash ..........................................         57,621              --                --              57,621
   Receivables, net .........................................        269,924              --                --             269,924
   Inventories, net .........................................        331,660              --              20,790           352,450
   Prepaid expenses, deferred income taxes
     and other current assets ...............................         53,793              --                --              53,793
   Assets available for sale ................................          6,287              --                 155             6,442
                                                              --------------    --------------    --------------    --------------

     Total current assets ...................................        753,422              --              20,945           774,367

Property, plant and equipment, net ..........................        321,083              --             (93,985)          227,098
Trademarks, tradenames and patents, net .....................        290,806              --              16,397           307,203
Reorganization value in excess of amounts
     allocable to identifiable assets .......................           --                --               7,812             7,812
Other assets ................................................         26,079              --              (9,343)           16,736
                                                              --------------    --------------    --------------    --------------

                                                              $    1,391,390    $         --      $      (58,174)   $    1,333,216
                                                              ==============    ==============    ==============    ==============
Liabilities not subject to compromise

Current liabilities:
   Short-term debt and current portion of long-term debt .... $      130,172    $         --      $         --      $      130,172
   Accounts payable .........................................        124,550              --                --             124,550
   Other current liabilities ................................        264,367            (2,001)           (1,576)          260,790
                                                              --------------    --------------    --------------    --------------
     Total current liabilities ..............................        519,089            (2,001)           (1,576)          515,512

Long-term debt, less current portion ........................         23,123            84,966              --             108,089
Other long-term liabilities .................................        176,082              --              11,416           187,498
Deferred income taxes .......................................         13,915              --                --              13,915

Liabilities subject to compromise (C) .......................      2,499,501        (2,499,501)             --                --

Shareholders' equity (deficiency):
   Predecessor preferred stock ..............................           --                --                --                --
   Successor common stock ...................................           --                 317              --                 317
   Predecessor common stock .................................          1,074              --              (1,074)             --
   Additional paid-in capital ...............................      1,179,629           510,610        (1,179,629)          510,610
   Deferred compensation ....................................           --              (2,725)             --              (2,725)
   Retained earnings (accumulated deficit) ..................     (2,914,546)        1,908,334         1,006,212              --

   Accumulated other comprehensive income (loss) ............       (106,477)             --             106,477              --
                                                              --------------    --------------    --------------    --------------
     Total shareholders' equity (deficiency) ................     (1,840,320)        2,416,536           (68,014)          508,202
                                                              --------------    --------------    --------------    --------------
                                                              $    1,391,390    $         --      $      (58,174)   $    1,333,216
                                                              ==============    ==============    ==============    ==============

(A)  Pursuant to the Sunbeam Corporation Plan, adjustments represent the conversion of pre-petition indebtedness of Sunbeam Corporation into (i) the
     Second Priority Notes, (ii) 100% of the common stock of AHI, subject to dilution by options issued to employees and a restricted stock grant to the
     CEO and a $3.0 million investment in common stock by the CEO (and certain affiliated trusts and individual retirement accounts), and (iii) $1.0 million payable to certain unsecured creditors of Sunbeam Corporation. The excess of indebtedness eliminated over the fair value of the Second
     Priority Notes, 100% of the AHI common stock and the $1.0 million payable to certain other unsecured creditors, totaling approximately $1.9 billion, is reflected as gain from debt discharge as a result of Chapter 11 proceedings for the year ended December 31, 2002.

(B)  In accordance with the fresh start reporting requirements of SOP 90-7, assets and liabilities have been adjusted to estimated fair values. Such adjustments resulted in a nonrecurring charge to "Fresh start accounting adjustments" in the Consolidated Statement of Operations of $174.5 million for the year ended December 31, 2002. Significant elements of the adjustments to record the fair value of assets and liabilities are summarized below:

     o   Adjustments to reflect the fair value of inventory, property, plant and equipment, and trademarks, tradenames and patents.

     o   Adjustments to record the present value of the liabilities for pension and post-retirement medical and life insurance benefit plans and to reflect the projected benefit obligation in excess of plan assets and the current post-retirement benefit obligation, respectively, utilizing current discount rates.

     o   An adjustment to record the reorganization value in excess of amounts allocable to identifiable assets.

     o   Adjustments to record the elimination of the equity and corresponding accumulated deficit of the Predecessor Company.

(C)  Liabilities subject to compromise consist of the Pre-Petition Credit
     Facility, the Debentures, accrued interest and fees, and certain litigation related accruals, accounts payable and other accrued expenses.

                                       14

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. REORGANIZATION ITEMS

Expenses and income directly incurred or realized as a result of the Filings have been segregated from the normal operations and are disclosed separately.
The major components of such costs for the years ended December 31, 2003 and
2002 and for the period from February 6, 2001 (date of Filings) through December
31, 2001 are as follows (in thousands):

                                                                                              Filing Date
                                                                                            (Feb. 6, 2001)
                                                            Year Ended      Year Ended        through
(Income) expense                                            December 31,    December 31,     December 31,
                                                               2003             2002             2001
                                                            -----------     -----------      -----------

  Forgiveness of debt                                       $      --       $(1,908,334)     $      --
                                                            ===========     ===========      ===========
  Fresh start accounting adjustments                        $      --       $   174,491      $      --
                                                            ===========     ===========      ===========

  Reorganization costs:
     Deferred financing fees                                $      --       $      --        $    40,048
     Professional fees and administrative expenses                1,066           8,952           17,037
     Severance and other employee costs                           1,457           4,779            2,887
     Prepaid amendment fees                                        --              --              1,644
     Deferred gain on terminated swaps                             --              --             (1,823)
                                                            -----------     -----------      -----------
     Total                                                  $     2,523     $    13,731      $    59,793
                                                            ===========     ===========      ===========

Forgiveness of debt

Amount represents the gain resulting from the discharge of debt in accordance with the Sunbeam Corporation Plan (see Notes 2 and 3). This gain reflects the discharge of certain liabilities of Sunbeam Corporation that were known to the
Company or estimable prior to the Filings, for which the Company was seeking relief pursuant to the Sunbeam Corporation Plan. These liabilities consisted primarily of amounts outstanding under the Pre-Petition Credit Facility and amounts owed related to the Debentures (net of unamortized discount), accounts payable, accrued interest and other accrued expenses.

Fresh start accounting adjustments

In accordance with the fresh start accounting requirements of SOP 90-7, amount represents the charge to earnings resulting from adjusting the carrying value of assets and liabilities to fair value (see Note 3).

Deferred financing fees

Deferred financing fees represent costs related to the Pre-Petition Credit
Facility and the Debentures, which were being amortized over the expected lives of the respective instruments. The amortization of these fees was accelerated as a result of the Filings.

Professional fees and administrative expenses

Professional fees and administrative expenses relate to legal, accounting, and other professional costs directly attributable to the Filings.

Severance and other employee costs

Severance costs relate to certain headcount reductions due to organizational changes as a result of the Debtors' reorganization. Other employee costs relate to retention payments to certain key employees to encourage continued employment with the Company throughout the Chapter 11 proceedings.

Prepaid amendment fees

Prepaid amendment fees represent costs incurred in connection with certain amendments to the Pre-Petition Credit Facility. These costs were being amortized over the life of the respective amendments. The amortization of these fees was accelerated as a result of the Filings.

                                       15

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. REORGANIZATION ITEMS - (CONTINUED)

Deferred gain on terminated swaps

The deferred gain on terminated swaps relates to gains realized on interest rate swap agreements sold during 2000. These gains were being amortized to interest expense over the original terms of the interest rate swap agreements. However, as a result of the Filings, amortization of these deferred gains was accelerated.

5. DISCONTINUED OPERATIONS

On November 13, 2002, the Company announced that it was modifying its business strategy for Sunbeam Grills. The revisions to the existing strategy included discontinuing manufacturing operations at the Neosho, Missouri facility. The
Coleman and Campingaz grill businesses were not affected by this decision.
Activities to discontinue manufacturing were initiated in November 2002 and the process continued in phases throughout 2003. The manufacturing operations ceased by the end of the first quarter of 2003 and the final shipments of goods were completed in July 2003.

In the fourth quarter of 2002, the Company recorded a charge for the closure of the Neosho, Missouri facility of $8.1 million ($6.9 million in cost of goods sold ("COGS") and $1.2 million in SG&A). This charge related primarily to severance and other employee benefits ($3.9 million), a write-down of inventory to net realizable value ($3.9 million) and vendor commitments ($0.3 million).
The closing of this facility resulted in the elimination of approximately 260 positions. In 2003, the Company accrued an additional $0.3 million and paid $3.5 million in severance and other employee benefits. As of December 31, 2003, the remaining accrual balance was $0.7 million, primarily relating to severance and other employee benefits. The majority of this accrual is expected to be paid by
December 31, 2004.

At December 31, 2002, certain assets related to the Sunbeam Grills business, totaling $6.4 million, were classified as available for sale. In May 2003,
Sunbeam Products entered into a licensing agreement with a third party for use of the Sunbeam(R) and Grillmaster(R) trademarks on outdoor grills in the United
States and Canada. The licensing agreement is for an initial three-year term and is renewable for 3 three-year terms. In connection with this agreement, the licensee purchased certain tooling and related assets of the Sunbeam Grills business for $2.1 million. In November 2003, certain of the assets classified as available for sale, primarily machinery and equipment and vehicles, were sold at an auction for $4.4 million, of which $4.0 million and $0.4 million were received in cash in 2003 and 2004, respectively. The amount received in 2004 is reflected in "Prepaid expenses, deferred income taxes and other current assets"
in the Consolidated Balance Sheets at December 31, 2003. In addition, in
December 2003, the Company sold certain trademarks relating to the Sunbeam
Grills business for $0.2 million. Collectively, the assets sold had a carrying value of $5.8 million and their sale resulted in a gain of $0.9 million, which is included as a component of the 2003 loss from discontinued operations.
Proceeds from the sale of assets of discontinued operations received in 2003 totaled $6.3 million and are included in net cash provided by investing activities in the Consolidated Statements of Cash Flows.

As of December 31, 2003, it was decided to retain the manufacturing facility formerly used by the discontinued Sunbeam Grills business (classified as available for sale at December 31, 2002) for use as a backup manufacturing facility or additional warehouse space. Accordingly, the remaining $1.2 million of assets classified as available for sale at December 31, 2002 are recorded as part of property, plant and equipment at December 31, 2003. As a result of this decision, the Company recorded $0.1 million in depreciation expense to reflect amounts that would have been recognized throughout 2003 had such assets not been classified as held for sale.

2001 Impairment Charges

In the fourth quarter of 2001, as the result of a history of operating losses and negative cash flows incurred by Sunbeam Grills, as well as the future prospects for the Sunbeam Grills business, the Company concluded that an impairment existed for the Sunbeam Grills business as of December 31, 2001. A comparison of the fair value of the long-lived assets of the Sunbeam Grills business to the carrying values of such assets yielded an impairment charge of
$30.9 million in 2001. This charge is reflected in "Loss from discontinued
operations" in the Consolidated Statements of Operations.

Results for 2001 also reflect a charge of $1.4 million relating to severance costs as a result of the decision to reduce headcount in the Sunbeam Grills business workforce, and a charge of $1.3 million relating to the write off of certain fixed assets. The decision to reduce headcount resulted in the elimination of approximately 280 positions.

                                       16

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

5. DISCONTINUED OPERATIONS - (CONTINUED)

Summary operating results for the Sunbeam Grills business are as follows:

                                                                                         Year Ended December 31,
                                                                             ----------------------------------------------
(in thousands)                                                                    2003            2002             2001
                                                                             -------------    -------------   -------------

Net revenues...........................................................      $     19,420     $     84,366    $    150,879
                                                                             =============    =============   =============

Gain on disposal of assets.............................................      $        926     $         --    $         --
Operating losses.......................................................            (5,045)          (7,119)        (49,610)
                                                                             ------------     ------------    ------------
Loss from discontinued operations......................................      $     (4,119)    $     (7,119)   $    (49,610)
                                                                             ============     ============    ============

6. INTANGIBLE ASSETS

Effective January 1, 2002, the Company adopted SFAS No. 142. This statement addresses financial accounting and reporting for goodwill and other intangibles.
Under the provisions of this statement, goodwill and intangible assets that have indefinite useful lives are no longer amortized, but rather are tested at least annually, on a reporting unit basis, for impairment. For 2003 and 2002, the
Company's five reportable segments are organized by product brand on a global basis (except for the Corporate segment), and these reportable segments consist of Sunbeam Products, Coleman, First Alert, Powermate, and Corporate. Certain
product brand segments consist of various reporting units based on how the businesses are managed. The Company discontinued amortization of identifiable intangible assets with indefinite lives as of January 1, 2002.

SFAS No. 142 also redefines intangible assets, such that the concept of an intangible asset related to assembled workforce is no longer recognized.
Accordingly, the Company discontinued amortization of its assembled workforce intangible assets as of January 1, 2002 and reclassified the carrying amount to goodwill. This reclassification resulted in additional goodwill of $0.8 million in the Sunbeam Products business, $7.1 million in the Coleman business, $0.9 million in the First Alert business and $1.2 million in the Powermate business.
The additional goodwill in the Sunbeam Products business was written off in connection with the sale of Sunbeam Products' Professional Scales Business. The additional goodwill related to Coleman, First Alert and Powermate was then included in the transitional goodwill impairment test described below.

TRANSITIONAL IMPAIRMENT CHARGE

Identifiable intangible assets (other than goodwill) deemed to have indefinite lives were tested for impairment as of the beginning of the fiscal year in which
SFAS No. 142 was initially applied. That transitional impairment test for identifiable intangible assets was required to be completed in the first interim period in which SFAS No. 142 was initially applied. SFAS No. 142 prescribes that any impairment loss be measured as the difference between the carrying amount of the identifiable intangible asset at each applicable reporting unit and its estimated fair value.

As a result of the adoption of SFAS No. 142 on January 1, 2002, the Company recorded a charge of $170.8 million (pre-tax charge of $268.3 million and a related tax benefit of $97.5 million) in the first quarter of 2002 relating to the impairment of intangible assets, specifically, trademarks and tradenames
($252.7 million pre-tax charge) and goodwill ($15.6 million charge.) The fair value of intangible assets was determined based on a valuation study performed by an external valuation firm. The firm used various valuation methodologies, including the income approach to estimate the value of licensing trademarks and tradenames to third parties and a variant of the income approach referred to as the "relief from royalties" method to estimate the value of trademarks and tradenames on its own products. The charge is reflected in the Consolidated
Statements of Operations as "Cumulative effect of change in accounting principle, net of tax benefit."

SFAS No. 142 sets forth guidelines for the evaluation of goodwill for impairment using a "two-step" transitional goodwill impairment test. SFAS No. 142 required the completion of the first step of the transitional goodwill impairment test
(whereby the fair value of a reporting unit was compared to its carrying value, including goodwill) no later than June 30, 2002. As the results of the first step of the test indicated a potential impairment of goodwill, the Company performed the second step of the test to measure the impairment loss during the second half of 2002. The second step compared the carrying amount of a reporting unit's goodwill to the implied fair value of that goodwill and an impairment loss was recognized. Based on the external valuation study using both the discounted present value of cash flows and market values of comparable businesses, the Company determined that goodwill had no value. Consequently, the carrying amount of the Company's remaining goodwill of $15.6 million was written off in 2002 and is included in "Cumulative effect of change in accounting principle, net of tax benefit" in the Consolidated Statements of Operations.

                                       17

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

6. INTANGIBLE ASSETS - (CONTINUED)

2003 IMPAIRMENT CHARGE

SFAS No. 142 requires that goodwill, reorganization value in excess of amounts allocable to identifiable assets and other intangible assets that have indefinite useful lives be tested for impairment, on a reporting unit basis, at least annually. Based on the October 31, 2003 (the date the Company selected for the performance of its annual intangible asset impairment testing) valuation study performed by an external valuation firm using various valuation methodologies including the income approach to estimate the value of licensing trademarks and tradenames to third parties and a variant of the income approach referred to as the "relief from royalties" method, it was determined that certain trademarks and tradenames were impaired. Accordingly, an impairment charge of $5.8 million is reflected in "Intangible and other asset impairment"
in the Consolidated Statements of Operations.

INTANGIBLE ASSETS WITH INDEFINITE USEFUL LIVES

                                                     SUNBEAM
(IN THOUSANDS)                                       PRODUCTS         COLEMAN         FIRST ALERT      POWERMATE          TOTAL
                                                  --------------   --------------   --------------   --------------   -------------
Goodwill

Balance as of January 1, 2002...................  $      6,396     $         --     $         --     $         --     $      6,396
Reclassification of assembled workforce.........           781            7,070              850            1,248            9,949
Impairment charge...............................        (6,396)          (7,070)            (850)          (1,248)         (15,564)
Sale of Professional Scales Business............          (781)              --               --               --             (781)
                                                  --------------   --------------   --------------   --------------   -------------
Balance as of December 31, 2002.................  $         --     $         --     $         --     $         --     $         --
                                                  ==============   ==============   ==============   ==============   =============

TRADEMARKS AND TRADENAMES
Balance as of January 1, 2002...................  $    219,193     $    265,560     $     24,571     $     43,500     $    552,824
Reclassification of assembled workforce.........          (781)          (7,070)            (850)          (1,248)          (9,949)
Impairment charge...............................      (112,243)         (96,490)          (9,721)         (34,252)        (252,706)
Sale of Professional Scales Business............        (4,169)              --               --               --           (4,169)
                                                  --------------   --------------   --------------   --------------   -------------

Balance as of December 31, 2002
     before fresh start adjustments ............       102,000          162,000           14,000            8,000          286,000
Fresh start adjustments (Note 3)................        (3,742)          12,000            4,000            3,000           15,258
                                                  --------------   --------------   --------------   --------------   -------------

Balance as of December 31, 2002.................        98,258          174,000           18,000           11,000          301,258
Foreign currency translation adjustment.........            --              210               --               --              210
Impairment charge...............................          (598)              --           (4,701)            (451)          (5,750)
                                                  --------------   --------------   --------------   --------------   -------------

Balance as of December 31, 2003.................  $     97,660     $    174,210     $     13,299     $     10,549     $    295,718
                                                  ==============   ==============   ==============   ==============   =============

REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE ASSETS

Upon the Debtors' emergence from Chapter 11 proceedings and the application of fresh start reporting requirements pursuant to SOP 90-7, the Company recorded an intangible asset of $7.8 million, which is reflected in the December 31, 2002
Consolidated Balance Sheet as "Reorganization value in excess of amounts allocable to identifiable assets." In accordance with SFAS No. 142, the excess reorganization value will not be amortized, but such carrying value will be reviewed at least annually for impairment by reporting unit. If this review indicates that any reporting units' excess reorganization value exceeds its fair value, the carrying value will be adjusted in accordance with SFAS No. 142.

Based on an October 31, 2003 (the date the Company selected for the performance of its annual intangible asset impairment testing) valuation study performed by an external valuation firm using various valuation methodologies including both the discounted present value of future cash flows and market values of comparable businesses, the Company determined the amount of "Reorganization value in excess of amounts allocable to identifiable assets" was not impaired.

SOP 90-7 requires that income tax benefits realized from net operating loss carryforwards existing prior to the Effective Date first reduce "Reorganization value in excess of amounts allocable to identifiable assets," and other intangibles until exhausted and thereafter be reported as a direct addition to paid-in capital. During 2003, $4.8 million in benefit was realized from net operating loss carryforwards existing prior to the Effective Date, and as such,
"Reorganization value in excess of amounts allocable to identifiable assets" was reduced by $4.8 million.

                                       18

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

6. INTANGIBLE ASSETS - (CONTINUED)

INTANGIBLE ASSETS WITH FINITE USEFUL LIVES

Because the Company's patents have finite useful lives ranging from four to nine years, the Company will continue to amortize those assets over their respective useful lives. The following tables present information about the Company's patents, at December 31, 2003 and 2002 (in thousands):

PATENTS

                                                                        DECEMBER 31, 2003
                                                -------------------------------------------------------------
                                                   GROSS                              NET
                                                  CARRYING       ACCUMULATED        CARRYING      DECEMBER 31,
                                                   AMOUNT        AMORTIZATION        AMOUNT          2002
                                                ------------     ------------     ------------   ------------

      Sunbeam Products...............           $      1,125     $       (179)    $        946   $      1,125
      Coleman........................                  2,320             (359)           1,961          2,320
      First Alert....................                  1,107             (123)             984          1,107
      Powermate......................                  1,393             (232)           1,161          1,393
                                                ------------     ------------     ------------   ------------
          Total......................           $      5,945     $       (893)    $      5,052   $      5,945
                                                ============     ============     ============   ============

Fresh start accounting adjustments resulted in a $1.1 million increase in the recorded value of the Company's patents at December 31, 2002.

Consolidated amortization expense related to patents was $0.9 million for the year ended December 31, 2003 and $1.5 million for both years ended December 31,
2002 and 2001. Estimated amortization expense follows for the next five years ending December 31, and thereafter (in thousands):

               Year                                Amount
               ----                              ---------
               2004                              $    893
               2005                                   893
               2006                                   893
               2007                                   752
               2008                                   688
               2009 and thereafter                    933
                                                 --------
                                                 $  5,052
                                                 ========

IMPACT OF NON-AMORTIZATION PROVISION FOR INTANGIBLE ASSETS WITH INDEFINITE
USEFUL LIVES

The Company determined that certain of its intangible assets have indefinite useful lives and, upon adoption of SFAS No. 142 (January 1, 2002), the Company discontinued amortization of these assets. The following table shows the reconciliation of the Company's reported net (loss) income to adjusted net
(loss) income as if the non-amortization provisions of SFAS No. 142 had been applied at the beginning of the respective periods.

(Amounts in thousands)                                                        Year Ended
                                                            ---------------------------------------------
                                                                 2003            2002             2001
                                                            ------------     ------------    ------------

Net (loss) income.......................................... $    (44,673)    $  1,508,321    $   (174,230)
Add back:
   Goodwill amortization...................................           --               --             731
   Trademarks and tradename amortization...................           --               --          18,679
                                                            ------------     ------------    ------------
Adjusted net (loss) income................................. $    (44,673)    $  1,508,321    $   (154,820)
                                                            ============     ============    ============

                                       19

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. DEBT

The Consolidated Balance Sheet as of December 31, 2002 has been restated to classify the amounts due of $98.4 million under revolving lines of credit with
General Electric Capital Corporation ("GECC") in the United States and Canada as
current liabilities pursuant to EITF 95-22, Balance Sheet Classification of
Borrowings Outstanding Under Revolving Credit Agreements That Include Both a
Subjective Acceleration Clause and a Lock-Box Arrangement ("EITF 95-22"), which requires that amounts due under revolving credit agreements that include both a subjective acceleration clause and a requirement to maintain a lock-box arrangement be classified as current obligations. Such amounts were previously reported as long-term debt. This restatement of the December 31, 2002
Consolidated Balance Sheet had no impact on the Company's Consolidated
Statements of Operations or Consolidated Statements of Cash Flows for the year ended December 31, 2002.

In March 2004, the Company's Revolver (as defined below) was amended to provide for a "springing" lock-box arrangement. Under this arrangement, the Company maintains a lock-box from which it has direct use of corresponding cash receipts. The amendment to the Revolver permits the outstanding borrowings under the Revolver at December 31, 2003 to be classified as "Long-term debt, less current portion" in the Consolidated Balance Sheet at December 31, 2003. No
modifications have been made to the Canadian Revolver (as defined below). Had there been outstanding borrowings under the Canadian Revolver at December 31,
2003, such amounts would have been reflected in "Short-term debt and current portion of long-term debt" in the Consolidated Balance Sheets pursuant to EITF
95-22.

Debt at the end of the 2003 and 2002 fiscal years consists of the following (in thousands):

                                                                                            Successor Company
                                                                                      -------------------------------
                                                                                      December 31,        December 31,
                                                                                           2003              2002
                                                                                      ------------        -----------

  Revolving credit facility, weighted average interest rate of 4.66% and 5.75%
   for 2003 and 2002, respectively................................................    $     33,205        $    92,223
  Term loans, weighted average interest rate of 4.77% and 6.25% for 2003 and
   2002, respectively ............................................................          31,067             17,000
  Second Priority Notes...........................................................          93,757             84,966
  Other lines of credit, including foreign working capital facilities.............          14,029             33,001
  Other long-term borrowings, due through 2015, weighted average interest rate
   of 5.19% and 4.48% for 2003 and 2002, respectively.............................           4,079             11,071
                                                                                      ------------        -----------
                                                                                           176,137            238,261
  Less: short-term debt and current portion of long-term debt.....................          21,548            130,172
                                                                                      ------------        -----------

  Long-term debt..................................................................    $    154,589        $   108,089
                                                                                      ============        ===========

At December 31, 2003, the aggregate annual maturities on short-term and long-term debt in each of the years 2004-2008, and thereafter, were $21.5 million, $59.9 million, $0.3 million, $0.1 million, $0.2 million and $94.1 million, respectively.

Successor Company Debt

Credit Agreement with General Electric Capital Corporation
----------------------------------------------------------

AHI and its subsidiaries Coleman, BRK Brands, Powermate and Sunbeam Products
(collectively, the "Borrowers"), and certain domestic subsidiaries of the
Borrowers (the "Guarantors") entered into a credit agreement (the "Credit
Agreement") with GECC effective December 18, 2002. The Credit Agreement provides credit facilities of up to $380.0 million in the aggregate, and consists of a revolving credit facility of up to $340.0 million (the "Revolver") and a term loan facility of up to $40.0 million (the "Term Loans"). The Credit Agreement was entered into in connection with the consummation of the Plans for the purposes of refinancing certain indebtedness of the Company (in particular, the
DIP Credit Facility) and terminating the A/R Securitization Facility (see Note
9), consummating the Plans and to provide working capital and funds for the
Company's general corporate needs. Borrowings under the Credit Agreement are secured by a perfected first priority lien on all the Company's domestic assets subject to certain exceptions. The Credit Facility terminates on December 18,
2005, unless prepaid earlier by the Borrowers.

                                       20

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. DEBT - (CONTINUED)

Availability under the Revolver is based on a borrowing base consisting of the
Borrowers' eligible accounts receivable and inventory. The interest rate is based on the index rate (which is the higher of the prime rate or 50 basis points over the federal funds rate) plus 1.50% per year, or at the election of the Company, the applicable London Interbank Offering Rate ("LIBOR") rate plus
2.75% per year. The Company also pays an unused facility fee equal to 0.50% per annum on the average unused daily balance of the Revolver. As of December 31,
2003, the interest rate on the outstanding balance of $33.2 million was based on the LIBOR rate plus 2.75% per year. The Revolver contains a $20.0 million swing line sub-facility, which accrues interest at the index rate plus 1.50% per year.
The aggregate amount for outstanding advances under the swing line generally may not exceed at any time the lesser of (a) the $20.0 million swing line commitment, and (b) the lesser of the Revolver commitments and the borrowing base, less the outstanding balance of the Revolver at such time. At December 31,
2003, the Company had approximately $138 million available for borrowing under the Revolver. Pursuant to EITF 95-22 amounts due under the Revolver at December
31, 2002 are reflected as current in the Consolidated Balance Sheets. The amendment to the Revolver discussed above permits amounts due under the Revolver at December 31, 2003 to be classified as long-term debt in the Consolidated
Balance Sheets.

The Credit Agreement also provides for a $100.0 million letter of credit sub-facility. The aggregate amount of such letters of credit may not exceed the lesser of (i) $100.0 million and (ii) an amount equal to the $340.0 million aggregate commitment under the Revolver (the "Maximum Amount"), less the aggregate outstanding principal balance of the Revolver and swing line, and
(iii) the borrowing base less aggregate outstanding principal balance of the
Revolver and swing line. Fees associated with letters of credit equal 2.75% per annum based on the face amount of the letters of credit, plus any reasonable out of pocket expenses incurred in arranging for the issuance or guarantee of letters of credit and any customary charges assessed by the issuing bank.

The Term Loans are due in eleven consecutive quarterly installments with each installment (with the exception of the final installment) being in an amount equal to 3.571% of the original principal balance of the Term Loans due in
March, June, September and December of each year. The first installment was due on June 1, 2003, and the last installment will include the entire remaining outstanding principal balance of such Term Loans. A $17.0 million Term Loan was advanced to the Company on December 18, 2002 and was collateralized based on 85%
of the net orderly liquidation value of the Borrowers' machinery and equipment.
Advances under the remaining availability under the Term Loans of $23.0 million were made during 2003 and were collateralized by certain real property of the
Borrowers. The aggregate principal amount of such Term Loans, with respect to the mortgaged property, is not permitted to exceed 50% of the appraised fair market value of such mortgaged property. The interest on the Term Loans accrues based on the index rate (which is the higher of the prime rate or 50 basis points over the federal funds rate) plus 2.00% per year, or at the election of the Company, the applicable LIBOR rate plus 3.25% per year. As of December 31,
2003, the interest rate on the outstanding balance of $31.1 million was comprised of $30.0 million of LIBOR indexed borrowings which accrued interest at the LIBOR rate plus 3.25% and $1.1 million of index rate borrowings which accrued interest at the index rate plus 2.00%.

The Company may, with prior written notice, voluntarily prepay all or part of the Term Loans and/or permanently reduce the Revolver. Any voluntary prepayment or termination of the Revolver will be subject to payment of certain fees. If at any time the aggregate outstanding balances of the Revolver and the swing line exceed the lesser of (i) the Maximum Amount, and (ii) the borrowing base, the
Company must immediately repay the aggregate outstanding advances under Revolver and swing line facilities to the extent required to eliminate such excess.

The Company paid $1.4 million and $8.1 million in fees related to the Credit
Agreement in 2003 and 2002, respectively, that are being amortized to interest expense over the 36 month period beginning January 1, 2003. Furthermore, the
Company pays a fee of $0.1 million every year that the Credit Agreement is in place.

The Credit Agreement contains financial covenants consisting of (i) maximum capital expenditures per year, (ii) minimum fixed charge coverage after restructuring charges ratio, and (iii) minimum fixed charge coverage before restructuring charges ratio. In addition to the foregoing financial covenants, the Credit Agreement also contains various covenants customary for credit facilities of a similar nature, including limitations on the activities of AHI and its subsidiaries to, among other things, (i) engage in mergers and acquisitions, (ii) make investments, (iii) create or assume indebtedness, (iv)
enter into transactions with affiliates, (v) modify their capital structure,
(vi) create or assume any guaranteed indebtedness, (vii) create or assume any liens, (viii) sell, transfer or assign its properties or assets including the stock of any of the subsidiaries, (ix) enter into sale-leaseback transactions,
(x) pay dividends or distributions or redeem or repurchase capital stock or indebtedness, (xi) enter into or be bound by an agreement that limits intercompany dividends or distributions or the payment of intercompany indebtedness, (xii) enter into operating leases for equipment or real estate, or
(xiii) amend the Second Priority Notes. In addition, the Credit Agreement contains affirmative covenants including but not limited to maintenance of insurance and reporting obligations.

                                       21

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. DEBT - (CONTINUED)

The Credit Agreement also contains events of default customary for credit agreements of this type, including failure to pay interest on principal when due and cross-default and cross-acceleration relating to the Company's other indebtedness in excess of $2.5 million.

In the event of default, the interest rates applicable to all loans and the letter of credit fee may be increased by the lender by 2.00% per annum over the interest rate or letter of credit fee otherwise applicable and such interest and fees will be payable on demand.

Second Priority Notes
---------------------

On December 18, 2002, in connection with the consummation of the Plans, AHI and the Borrowers and the Guarantors under the Credit Agreement, as guarantors, entered into an indenture (the "Indenture") with the Bank of New York
("Trustee") pursuant to which the Company issued $100.0 million aggregate principal amount of 7.50% Payment-in-Kind Second Priority Secured Term Notes due
December 18, 2009. The Second Priority Notes were initially recorded at their fair value of $85.0 million as of December 31, 2002, pursuant to the requirements of fresh start reporting under SOP 90-7. The fair value of the
Second Priority Notes was calculated using a discounted cash flow analysis, with a discount rate based on the estimated market yield required for similar debt securities and issuers having credit structures comparable to the Company. These estimates were determined with the assistance of the financial advisor that had been retained by the Debtors for the Chapter 11 proceedings. The discount is being accreted to interest expense over the term of the Indenture. Discount accretion during 2003 amounted to $1.0 million. Interest is due quarterly, commencing March 18, 2003. On each interest payment date, the Company will pay interest in additional Second Priority Notes in lieu of cash payment. During
2003, $7.8 million in additional Second Priority Notes were issued in lieu of cash interest payments.

AHI's obligations under the Indenture are guaranteed by certain domestic subsidiaries of AHI. In addition, the Second Priority Notes are secured by the same collateral that secures the Credit Agreement on a second priority basis.
GECC, the Agent under the Credit Agreement, serves as collateral agent for the collateral securing both the Credit Agreement and the Indenture.

The Indenture contains certain financial reporting requirements. In addition, the Indenture contains various covenants customary for debentures of a similar nature, including limitations on AHI and its subsidiaries to, among other things, (i) incur additional indebtedness or guarantees, (ii) pay dividends or distributions, repurchase capital stock or repay intercompany indebtedness,
(iii) enter into certain asset sales, (iv) enter into transactions with affiliates, (v) create or assume liens, (vi) make investments, (vii) enter into sale and lease-back transactions, or (viii) enter into or be bound by an agreement that limits intercompany dividends or distributions or payment on intercompany indebtedness. The Indenture contains events of default customary for senior notes of this type including failure to pay interest or principal when due, and cross-default or cross-acceleration provisions relating to other indebtedness of the Company of $2.5 million or more. Upon the occurrence of a change of control event (as defined in the Indenture), AHI is required to make an offer to purchase all outstanding Second Priority Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.
AHI may redeem the Second Priority Notes, in whole or in part, at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

The fees paid relating to the Indenture in 2003 and 2002 were immaterial to the
Company's consolidated financial statements. These amounts are amortized to interest expense over 84 months effective January 2003.

Other Lines of Credit, Including Foreign Working Capital Facilities
-------------------------------------------------------------------

In April 2002, Sunbeam Corporation (Canada) Limited ("Sunbeam Canada"), the
Canadian subsidiary of AHI, entered into a senior secured revolving credit facility for up to $25.0 million Canadian with GECC ("Canadian Revolver").
Availability under this facility is based on a borrowing base consisting of eligible inventory and accounts receivable. This facility is secured by this subsidiary's accounts receivable and inventory and expires in April 2005.
Borrowings under this facility accrue interest at the index rate (average rate quoted on Reuters Monitor Screen applicable to Canadian dollar bankers'
acceptances with a term of 30 days as of the first business day of the respective month) plus 2.25%. This facility contains various financial covenants including (i) a cumulative consolidated earnings before interest, income taxes, depreciation and amortization ("EBITDA") covenant, (ii) a cumulative capital expenditures covenant, and (iii) a tangible net worth covenant. In addition to the foregoing financial covenants, this facility also contains various covenants customary for credit facilities of a similar nature, including reporting obligations and limitations on the activities of Sunbeam Corporation (Canada)
Limited to, among other things, (i) make investments, (ii) create or assume indebtedness, (iii) create or assume guarantees, or (iv) sell or transfer assets. At December 31, 2002, $6.2 million (U.S.) was outstanding under the
Canadian Revolver and is reflected as current in the accompanying Consolidated
Balance Sheets pursuant to EITF 95-22. There was no outstanding balance as of
December 31, 2003 and as of such date the Company had $11.9 million (U.S.)
available for borrowing under the facility.

                                       22

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. DEBT - (CONTINUED)

In March 2001, the Japanese subsidiary of AHI, Coleman Japan Company, LTD
("Coleman Japan") entered into a secured credit agreement (the "Japanese Term
Loan") to borrow up to 2.3 billion Japanese Yen for a term of one year. The borrowings under the Japanese Term Loan were secured by an irrevocable standby letter of credit in the amount of $22.0 million. In March 2002, the Japanese
Term Loan was amended to extend the term of the loan and to reduce the security required to $20.0 million from $22.0 million. Borrowings under the Japanese Term
Loan accrued interest at the Tokyo Interbank Offering Rate ("TIBOR") plus 2.00%.

In May 2003, the Japanese Term Loan was replaced by a secured credit facility
(the "Japanese Credit Facility") to borrow up to the lesser of 1.5 billion
Japanese Yen, or $13.8 million (U.S). The borrowings under the Japanese Credit
Facility are secured by an irrevocable standby letter of credit in the amount of
$13.8 million. At December 31, 2003 and 2002, 800 million and 2.2 billion
Japanese Yen ($7.4 million (U.S.) and $18.2 million (U.S.), respectively) were outstanding under this facility and are reflected as "Short-term debt and current portion of long-term debt" in the accompanying Consolidated Balance
Sheets.

At December 31, 2003 and 2002, borrowings under various other foreign credit lines and/or trade accounts receivable financing arrangements entered into by
French, German, Japanese and Italian subsidiaries of AHI totaled $6.6 and $8.6 million, respectively, and are reflected as "Short-term debt and current portion of long-term debt" in the accompanying Consolidated Balance Sheets. The majority of these foreign credit lines are secured by the foreign subsidiaries' inventory and accounts receivable.

Other Long-Term Borrowings
--------------------------

Other long-term borrowings consist primarily of Industrial Revenue Bonds
("IRBs") and various equipment financing arrangements. In March 2003, the
Company prepaid one of its two IRB obligations in the amount of $4.5 million originally payable through 2015, of which $0.3 million and $4.2 million were reflected in "Short-term debt and current portion of long-term debt" and
"Long-term debt less current portion", respectively, in the Consolidated Balance
Sheet at December 31, 2002.

Predecessor Company Debt

DIP Credit Facility
-------------------

In connection with the Filings, the Secured Lenders under the Pre-Petition
Credit Facility provided Sunbeam Corporation with the DIP Credit Facility. The
DIP Credit Facility initially provided for a total commitment of $285.0 million, with a $120.0 million sub-limit for letters of credit. The letters of credit outstanding under the Pre-Petition Credit Facility on the date of the Filings became outstanding letters of credit under the DIP Credit Facility. In addition, pursuant to the DIP Credit Facility, the $50.0 million outstanding under a supplemental revolver of the Pre-Petition Credit Facility became outstanding borrowings under the DIP Credit Facility, and certain fees and expenses of the lenders under the DIP Credit Facility were paid with borrowings under the DIP
Credit Facility. Under the terms of the March 13, 2002 amendment, the Company paid an amendment fee of $4.0 million in March 2002. This fee was amortized to interest expense using the straight-line method over the one-year period of the amendment and the unamortized balance was written off upon emergence from bankruptcy. Borrowings under the DIP Credit Facility accrued interest at the
Company's option: (i) LIBOR plus 3.50% or (ii) prime rate plus 2.50%. The Credit
Agreement replaced the DIP Credit Facility in connection with the consummation of the Plans. The weighted average interest rate for the DIP Credit Facility was
6.19% and 8.05% for 2002 and 2001, respectively. Upon the Debtors' emergence from Chapter 11 and the termination of the DIP Credit Facility on the Effective
Date, the Company was required to provide cash collateral related to letters of credit outstanding under the DIP Credit Facility. Such amounts are reflected as
"Restricted cash" in the Consolidated Balance Sheet at December 31, 2003 and
2002 (see Note 1).

Pre-Petition Debt Subject to Compromise
---------------------------------------

As a result of the Filings, no principal or interest payments were made on the outstanding borrowings under the Pre-Petition Credit Facility after February 5,
2001. In addition, the Company ceased accruing interest on the Pre-Petition
Credit Facility and ceased amortizing the discount on the Debentures in accordance with SOP 90-7. Pursuant to the Sunbeam Corporation Plan, the claims of Secured Lenders under the Pre-Petition Credit Facility were converted into
Second Priority Notes and 98.5% of the outstanding common stock of AHI, subject to dilution by options issued to employees, investment in common stock by the
CEO (and certain affiliated trusts and individual retirement accounts) and restricted stock granted to the CEO. In addition, pursuant to the Sunbeam
Corporation Plan, among other things, holders of the Debentures received their pro rata share of 1.5% of the outstanding common stock of AHI, subject to dilution by options to be issued to employees, investment in common stock by the
CEO (and certain affiliated trusts and individual retirement accounts) and a restricted stock grant to the CEO.

                                       23

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. DEBT - (CONTINUED)

Contractual interest expense not accrued or recorded on the Pre-Petition Credit
Facility totaled $130.0 million and $144.6 million for the year ended December
31, 2002 and for the period from February 6, 2001 (date of the Filings) through
December 31, 2001, respectively. Amortization of discount on the Debentures not recorded for the same periods amounted to $45.7 million and $39.3 million, respectively.

8. FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The fair value of the Company's financial instruments as of December 31, 2003 and 2002 was estimated based upon the following methods and assumptions:

Cash and Cash Equivalents - The carrying amount of cash and cash equivalents is assumed to approximate fair value as cash equivalents include all highly liquid, short-term investments with original maturities of three months or less.

Receivables and Accounts Payable - The carrying amount of receivables and accounts payable is assumed to approximate fair value for these instruments because of their short maturities.

Debt - As of December 31, 2003, the fair value of the Company's fixed rate debt is estimated using either reported transaction values or discounted cash flow analysis. The fair value of the Company's fixed rate debt approximated the carrying value of $97.7 million. The carrying value of the Company's variable rate debt is assumed to approximate market based upon periodic adjustments of the interest rate to the current market rate in accordance with the terms of the debt agreements. The fair value of the Company's variable rate debt approximated its carrying value of $78.3 million.

Derivative Financial Instruments

Interest Rate Swap Agreements - Interest rate swap agreements have been used by the Company to reduce the impact on interest expense of fluctuating interest rates on its floating rate debt. As a consequence of the sale of all interest rate swap agreements in 2000, the Company received net proceeds of approximately
$2 million, and such amount was being amortized to interest expense over the terms of the related borrowings using the effective interest method until the
Filings. In February 2001, this amortization was accelerated in accordance with
SOP 90-7 and the unamortized balance of the deferred gain of $1.8 million was fully recognized. In 2001, this amount was classified as "Reorganization costs"
in the Consolidated Statements of Operations.

On January 9, 2003, AHI entered into an agreement (the "Hedging Agreement") with
Wachovia, a shareholder of AHI, whereby Wachovia would provide AHI a line of credit for currency, commodity and interest rate hedging. Pursuant to the
Hedging Agreement, AHI provided a letter of credit that varies in amount for the benefit of Wachovia as security for its exposure to AHI under the Hedging
Agreement. At December 31, 2003 the letter of credit supporting the Hedging
Agreement totaled $7.6 million.

Effective June 2003, as part of the Hedging Agreement, AHI entered into an interest rate swap agreement ("Swap Agreement") with Wachovia, as part of its management of variable LIBOR rate based interest rate exposures related to its borrowings under the Term Loans and Revolver. The Swap Agreement was amended as of July 2003 and extends through September 2005, with Wachovia retaining the right to change the termination date to January 2005. The Swap Agreement exchanges floating LIBOR indexed interest rate payments for fixed interest rate payments periodically over the term of the contract and is accounted for as a cash flow hedge. Notional amounts covered under the Swap Agreement vary to coincide with anticipated LIBOR indexed borrowings and range between $30.0 million and $120.0 million. Pursuant to SFAS No. 133, all derivatives are recognized on the balance sheet and measured at fair value. At December 31,
2003, the notional amounts covered under the Swap Agreement totaled $35.0 million. At December 31, 2003, the fair value of the Swap Agreement is a liability of $0.4 million, including $0.1 million in accrued interest, and is reflected in "Other current liabilities" in the accompanying Consolidated
Balance Sheets, with changes in the fair value of the effective portion of the cash flow hedge totaling $0.3 million deferred in "Accumulated other comprehensive income" in the accompanying Consolidated Balance Sheets. Amounts deferred in "Accumulated other comprehensive income" related to the Swap
Agreement will be reclassified into the Consolidated Statement of Operations as the hedged exposures affect earnings through January 2005 at which time the hedge designation matures.

                                       24

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

8. FINANCIAL INSTRUMENTS - (CONTINUED)

Foreign Exchange Rate Contracts - The Company utilizes forward foreign exchange rate contracts ("Forward Contracts") and foreign exchange option contracts
("Option Contracts") to reduce its foreign currency exchange rate exposures.
Since the Company does not designate the Forward Contracts and Option Contracts as hedging instruments under SFAS No. 133, all changes in the fair values of such contracts are recognized in earnings in the period of change.

During 2001 and 2002, the Company entered into Forward Contracts and Option
Contracts in the regular course of business to manage its exposure to foreign currency exchange rate fluctuations. The Company had no open Forward Contracts or Option Contracts at December 31, 2001 and 2002.

At December 31, 2003, the fair value of the open Forward Contracts is a liability of $4.6 million, and is reflected in "Other current liabilities" in the accompanying Consolidated Balance Sheets and as an expense in "Other expense
(income), net" in the accompanying Consolidated Statements of Operations. U.S.
dollar equivalent contractual notional amounts to purchase and sell currencies for open foreign exchange contracts as of December 31, 2003 totaled $105.9 million and $111.0 million, respectively.

9. ACCOUNTS RECEIVABLE SECURITIZATION

Concurrent with the consummation of the Plans, the A/R Securitization Facility, which had an outstanding balance of $77.6 million on the Effective Date, was replaced by the Credit Agreement and all receivables sold under the A/R
Securitization Facility were repurchased and reinstated into the accounting records of the applicable selling subsidiaries of the Company.

Prior to the Filings, certain subsidiaries of the Company sold trade accounts receivable pursuant to two separate receivable securitization programs. The original program, entered into in December 1997, was amended in March 2000 to increase the program from $70.0 million to $100.0 million. This agreement provided for the sale of certain trade accounts receivable without recourse through a wholly-owned subsidiary (the "Sunbeam Receivables Program"). In mid-November 2000, the purchaser under the Sunbeam Receivables Program informed the Company that it intended to discontinue its operations in mid-February 2001 and consequently ceased purchasing accounts receivable on January 15, 2001. In
April 2000, Coleman and Powermate entered into an additional revolving trade accounts receivable securitization program (the "Coleman Receivables Program"), to sell, without recourse, through a wholly-owned subsidiary of Coleman, up to a maximum of $95.0 million in trade accounts receivable.

On February 7, 2001, certain Subsidiary Debtors entered into the $200.0 million
A/R Securitization Facility to replace both the Sunbeam Receivables Program and the Coleman Receivables Program (collectively the "Pre-Petition Receivables
Programs"). The A/R Securitization Facility contained cross-default provisions that provided the purchasers of the receivables an option to cease purchasing receivables if, subject to certain grace periods, there was a default under the
DIP Credit Facility. In addition, the A/R Securitization Facility contained various other covenants customary for these types of programs, including financial covenants. The Subsidiary Debtors that were party to the A/R
Securitization Facility retained collection and administrative responsibilities for the receivables sold under such facility. This program ceased when the
Company emerged from Chapter 11.

During 2002 and 2001, the Company received approximately $919 million and $1 billion, respectively, under the Pre-Petition Receivables Programs and the A/R
Securitization Facility. There were no outstanding balances for receivables sold under these programs as of December 31, 2002 as a result of the refinancing of the A/R Securitization Facility that occurred upon the Company's emergence from bankruptcy. Costs of the program totaled $6.5 million and $9.7 million during
2002 and 2001, respectively, and have been classified as "Interest expense, net"
in the accompanying Consolidated Statements of Operations.

In September of 2001, a foreign subsidiary of AHI in the United Kingdom entered into an agreement to sell certain trade accounts receivable. During the years ended December 31, 2003 and 2002, the foreign subsidiary received $30.3 million and $28.9 million, respectively, and incurred costs of $0.2 million and $0.2 million, respectively, which have been classified as "Interest expense, net" in the accompanying Consolidated Statements of Operations. At December 31, 2003,
the foreign subsidiary had reduced accounts receivable by $0.9 million for receivables sold under this program. There was no such outstanding balance as of
December 31, 2002.

In March of 2001, another foreign subsidiary of AHI in France entered into an agreement to sell certain trade accounts receivable without recourse. During
2003 and 2002, the foreign subsidiary received $61.5 million and $50.2 million, respectively, and incurred costs of $0.4 million and $0.4 million, respectively, which have been classified as "Interest expense, net" in the accompanying
Consolidated Statements of Operations. At December 31, 2003 and 2002, the
foreign subsidiary had reduced accounts receivable by $3.1 million and $3.6 million, respectively, for receivables sold under this program.

                                       25

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. INCOME TAXES

(Loss) income before income taxes, discontinued operations and cumulative effect of change in accounting principle (including reorganization costs for the years ended December 31, 2003, 2002 and 2001 as well as forgiveness of debt and fresh start accounting adjustments for the year ended December 31, 2002) for each fiscal year is summarized as follows (in thousands):

                                                                               Successor
                                                                                Company              Predecessor Company
                                                                              ------------      ------------------------------
                                                                                   2003              2002             2001
                                                                              ------------      ------------      ------------

Domestic...............................................................       $   (39,797)      $   (14,819)      $   (73,833)
Foreign................................................................            10,713            21,635             2,236
                                                                              -----------       -----------        ----------
(Loss) income before reorganization items, income taxes,
   discontinued operations and cumulative effect of change in
   accounting principle ...............................................           (29,084)            6,816           (71,597)
Reorganization costs...................................................            (2,523)          (13,731)          (59,793)
Forgiveness of debt....................................................                --         1,908,334                --
Fresh start accounting adjustments.....................................                --          (174,491)               --
                                                                              -----------       -----------        ----------
                                                                              $   (31,607)      $ 1,726,928        $ (131,390)
                                                                              ===========       ===========        ==========

Income tax expense (benefit) include current and deferred tax expense (benefit)
for each fiscal year as follows (in thousands):

                                                                                 Successor
                                                                                 Company            Predecessor  Company
                                                                              ------------      ------------------------------
                                                                                   2003              2002             2001
                                                                              ------------      ------------      ------------

Current:
   Federal.............................................................       $    (1,612)      $   (13,700)      $      (368)
   State...............................................................                --            (2,700)               98
   Foreign.............................................................             5,639             5,722             3,506
                                                                              -----------       -----------       -----------
                                                                                    4,027           (10,678)            3,236
                                                                              -----------       -----------       -----------
Deferred:
   Federal.............................................................             1,666            30,224            (4,346)
   State...............................................................                10             5,684              (830)
   Foreign.............................................................             3,244            15,507            (4,830)
                                                                              -----------       -----------       -----------
                                                                                    4,920            51,415           (10,006)
                                                                              -----------       -----------       -----------
                                                                              $     8,947       $    40,737       $    (6,770)
                                                                              ===========       ===========       ===========

The effective tax rate on income (loss) before income taxes, discontinued
operations and cumulative effect of change in accounting principle varies from the current statutory federal income tax rate as follows:

                                                                                Successor
                                                                                 Company                Predecessor Company
                                                                              ------------      ------------------------------
                                                                                   2003              2002             2001
                                                                              ------------      ------------      ------------

(Benefit) provision at statutory rate..................................           (35.0)%            35.0%          (35.0)%
State taxes, net.......................................................            (4.8)             (0.1)           (2.1)
Non-deductible fresh start accounting adjustments......................            --                 1.6             --
Non-deductible litigation expense......................................             3.1               0.2             --
Non-taxable forgiveness of debt........................................            --               (37.5)            --
Amortization of intangible assets......................................            (1.0)              0.1             --
Foreign earnings and dividends taxed at other rates....................             7.3               0.2             5.1
Valuation allowance....................................................            56.9               4.0            14.2
Reorganization costs...................................................            --                 0.1            13.0
Other, net.............................................................             1.8              (1.2)           (0.4)
                                                                              ------------      ------------      ------------
Effective tax rate provision (benefit).................................            28.3%              2.4%           (5.2)%
                                                                              ============      ============      ============

                                       26

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. INCOME TAXES - (CONTINUED)

Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                                                 Successor Company
                                                                                       ---------------------------------------
                                                                                        December 31,              December 31,
                                                                                            2003                      2002
                                                                                       ------------               ------------

Deferred tax assets:
   Receivables.....................................................................    $     4,781                $     7,063
   Post-retirement benefits other than pensions....................................         20,720                     17,579
   Reserves for self-insurance and warranty costs..................................         41,068                     45,392
   Pension liabilities.............................................................         15,053                     22,248
   Inventories.....................................................................         14,295                      7,850
   Net operating loss carryforwards................................................        456,382                    528,825
   Tax credits.....................................................................          3,725                      5,515
   Depreciation....................................................................         15,913                     13,102
   Operating reserves..............................................................         24,981                     27,127
   Other, net......................................................................         21,482                     15,507
                                                                                       ------------               -----------

       Total deferred tax assets...................................................        618,400                    690,208
   Valuation allowance.............................................................        494,041                    565,715
                                                                                       ------------               -----------

       Net deferred tax assets.....................................................        124,359                    124,493
                                                                                       ------------               ------------

Deferred tax liabilities:
   Acquired intangible assets......................................................        115,634                    118,459
   Discount on Second Priority Notes...............................................          5,486                      5,863
   Other, net......................................................................          3,239                        171
                                                                                       ------------               -----------

       Total deferred tax liabilities..............................................        124,359                    124,493
                                                                                       ------------               ------------

       Net deferred tax liabilities................................................    $        --                $        --
                                                                                       ============               ============

The deferred tax assets and liabilities summarized above are included in the accompanying Consolidated Balance Sheets as of December 31, 2003 and 2002, as
follows:

                                                                                                   Successor  Company
                                                                                       ---------------------------------------
                                                                                        December 31,              December 31,
                                                                                            2003                      2002
                                                                                       ------------               ------------

Assets:
   Prepaid expenses, deferred income taxes and other current assets................    $    15,143                $    12,756
   Other assets....................................................................          2,986                      2,091
                                                                                       ------------               ------------
       Total deferred tax assets...................................................         18,129                     14,847
                                                                                       ------------               ------------

Liabilities:
   Other current liabilities.......................................................          2,372                        932
   Deferred income taxes...........................................................         15,757                     13,915
                                                                                       ------------               ------------
       Total deferred tax liabilities..............................................         18,129                     14,847
                                                                                       ------------               ------------

       Net deferred tax liabilities................................................    $        --                $        --
                                                                                       ============               ============

The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Company continually reviews the adequacy of the valuation allowances and recognizes tax benefits when it is more likely than not that the benefits will be realized. During 2003, the Company's valuation allowance decreased to approximately $494 million principally due to the reduction of domestic net operating loss carryforwards ("NOLs") as a result of the consummation of the Plans. In 2002, the Company's valuation allowance was approximately $566 million. In both years, the level of the valuation allowance reflects, based on management's assessment, an amount sufficient to reduce the deferred tax assets to the amount that is more likely than not to be realized.
This assessment was based on an evaluation of the level of historical taxable income and projections for future taxable income.

As a result of the confirmation of the Sunbeam Corporation Plan, a change in ownership occurred. No annual limitation will be imposed on the use of substantially all of the Company's domestic NOLs and other tax attributes that existed at the Effective Date. If a further change in ownership occurs prior to
December 19, 2004, certain of the Company's domestic NOLs and other tax attributes that exist at the date of such second ownership change will be limited.

                                       27

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

10. INCOME TAXES - (CONTINUED)

At December 31, 2003, the Company had NOLs of $1.0 billion for domestic income tax purposes and $152.5 million for foreign income tax purposes. The domestic
NOLs begin to expire in 2018. As noted above, domestic net operating loss carryforwards were reduced as a result of the Plans. Of the foreign NOLs, approximately $0.5 million will expire in the year ending December 31, 2004, and approximately $7 million, $4 million and $7 million will expire in the years ending December 31, 2005 through 2007, respectively. Of the remaining foreign
NOLs, approximately $9 million will expire in years subsequent to 2007 and approximately $125 million have an unlimited life.

The Company has not provided U.S. income taxes on undistributed foreign earnings of approximately $55 million at December 31, 2003, as the Company intends to permanently reinvest these earnings in the future growth of the business.
Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

11. EMPLOYEE BENEFIT PLANS

Pension and Other Post-retirement Benefit Plans

Prior to December 31, 2002, a subsidiary of AHI sponsored defined benefit pension plans for Sunbeam Products covering eligible U.S. salaried and hourly employees, as well as employees and former employees of divested businesses.
Effective December 31, 2002, all of such defined benefit pension plans were merged into one plan. The merged defined benefit pension plan is a consolidation of multiple types of plans, including dollar per month plans, final average pay plans and one cash balance plan. Benefits under all but one of such plans were frozen at various dates (other than interest credits on cash balance accounts, which continue), most of which were prior to April 1997. For these frozen plans, accordingly, no credit in the pension formula is given for service or compensation of all salaried and hourly U.S. Sunbeam Products employees after that date. Employees continue to earn service towards vesting in their interest in the frozen plans. As of December 31, 2003, one group of hourly employees under the Sunbeam Products consolidated pension plan continues to accrue benefits under a dollar per month benefit formula.

Coleman sponsors a defined benefit pension plan for its weekly paid salaried employees and hourly paid employees (the "Coleman Hourly Pension Plan"), which prior to December 31, 2003 was open to new participants, and a defined benefit pension plan for all other salaried employees (the "Coleman Salaried Pension
Plan"). The Coleman Salaried Pension Plan is a cash balance plan. Participants meeting certain eligibility conditions accrued benefits for service through
December 31, 2003 under the Coleman Hourly Pension Plan and the Coleman Salaried
Pension Plan. During 2003, certain amendments to the Coleman Hourly Pension Plan and the Coleman Salaried Pension Plan were approved by the Coleman Board of
Directors and communicated to affected employees. Pursuant to these amendments, effective December 31, 2003, Coleman ceased accruals of additional pay credits
(but not interest credits on cash balance accounts, which continue) under the
Coleman Salaried Pension Plan and ceased accrual of all additional benefits under the Coleman Hourly Pension Plan and such plan was closed to new participants. The curtailment gain associated with the cessation of accruals under the Coleman Hourly Pension Plan and the Coleman Salaried Pension Plan
amounted to $7.1 million in 2003.

Prior to July 31, 2003, BRK Brands sponsored a defined benefit pension plan for certain collectively bargained hourly employees and a defined benefit plan for all other employees, which was a cash balance plan. Effective August 1, 2003, the BRK Brands defined benefit pension plans were merged into one plan (the "BRK
Brands Pension Plan"). During 2003, certain amendments to the BRK Brands Pension
Plan were approved by the BRK Brands Board of Directors and communicated to affected employees. Pursuant to these amendments effective January 31, 2004, BRK
Brands ceased accruals of additional benefits (except for interest credits on cash balance accounts) for non-union participants. The curtailment gain associated with the cessation of accruals under the BRK Brands Pension Plan amounted to $0.1 million in 2003.

Prior to April 1, 2003, the Coleman pension plans included certain salaried and hourly Powermate employees who met plan eligibility requirements under the
Coleman Salaried Pension Plan or the Coleman Hourly Pension Plan. Powermate
employees participating in the Coleman Hourly Pension Plan and the Coleman
Salaried Pension Plan were spun off into a new defined benefit pension plan sponsored by Powermate (the "Powermate Pension Plan"). The Powermate Pension
Plan is responsible for all existing and future pension benefits relating to former and current employees of Powermate. As of its formation, the Powermate
Pension Plan provided the same benefits to its participants as were provided to them under their respective Coleman pension plans. During 2003, certain amendments to the Powermate Pension Plan were approved by the Powermate Board of
Directors and communicated to affected employees. Pursuant to these amendments, effective January 31, 2004, Powermate ceased accrual of additional benefits under the Powermate Pension Plan (other than interest credits on cash balance accounts). The curtailment gain associated with the cessation of accruals under the Powermate Pension Plan was $1.8 million in 2003.

                                       28

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

11. EMPLOYEE BENEFIT PLANS - (CONTINUED)

A subsidiary of AHI maintains post-retirement benefit plans that cover retired former Sunbeam Products employees, their covered dependents, as well as certain former employees of divested businesses and their covered dependents. The
Company has consistently funded for the cost of these benefits on a pay-as-you-go basis. Effective August 1, 2003, certain post-retirement benefit plans that covered retired former Sunbeam Products employees (and their dependents) were amended to increase retiree and spouse contributions and to consolidate existing plans. These changes to the Sunbeam Products post-retirement medical plan reduced the benefit obligation by approximately $4 million in 2003.

Coleman maintains post-retirement benefit plans that cover retired Coleman employees (and their covered dependants) and certain eligible current Coleman employees (and their covered dependents). These plans provide for medical and life insurance benefits, the costs of which the Company has consistently funded on a pay-as-you-go basis. Effective April 1, 2003, certain Coleman post-retirement benefit plans were amended to increase retiree and spouse contributions, revise eligibility requirements for retiree medical/prescription drug coverage, reduce the medical benefit for Medicare eligible participants and freeze life insurance coverage to include only those who were retired as of
March 31, 2003. These changes to the Coleman post-retirement benefit plan reduced the plan benefit obligation by approximately $18 million in 2003.

The Company uses a December 31 measurement date for the majority of its plans, although due to the creation of the Powermate Pension Plan, amendments to the
BRK Brands, Powermate and Coleman pension plans and the post-retirement plans described above, remeasurements were performed at various dates during 2003.

Foreign Plans

Employees of non-U.S. subsidiaries generally receive retirement benefits from
Company sponsored plans or from statutory plans administered by governmental agencies in their countries. The assets, liabilities and pension costs of the
Company's non-U.S. defined benefit retirement plans are not material to the
Company's consolidated financial statements.

Impact of Fresh Start Accounting

In connection with fresh start accounting, liabilities associated with employee benefit plans at December 31, 2002 were adjusted in accordance with SOP 90-7.
The fresh start accounting adjustment for the Coleman, Sunbeam, BRK Brands and
Powermate defined benefit pension plans resulted in an $8.8 million net increase to the accrued benefit liability at December 31, 2002 and the elimination of the minimum pension liability of $70.8 million that was included in "Accumulated other comprehensive income (loss)" in the Consolidated Balance Sheet. The fresh start accounting adjustment to the accumulated post-retirement benefit obligation at December 31, 2002 resulted in a $6.2 million increase to the accrued benefit liability as a result of the elimination of previously existing unrecognized gains and prior service costs.

                                       29

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

11. EMPLOYEE BENEFIT PLANS - (CONTINUED)

Obligations and Funded Status

The following table includes disclosures of the funded status and amounts recognized relating to the domestic defined benefit pension and post-retirement plans in the Company's Consolidated Balance Sheets at the end of respective fiscal years (in thousands):

                                                                                                        POST-RETIREMENT
                                                                             PENSION BENEFITS              BENEFITS
                                                                          ----------------------    ----------------------
                                                                            2003         2002         2003         2002
                                                                          ---------    ---------    ---------    ---------
CHANGE IN BENEFIT OBLIGATION:

   Benefit obligation at beginning of year .............................  $ 190,784    $ 173,719    $  46,845    $  38,437
   Service cost ........................................................      3,029        2,392          611          885
   Interest cost .......................................................     11,898       12,348        1,905        2,639
   Participants contributions ..........................................       --           --            690          648
   Amendments ..........................................................     (9,235)        --        (21,796)        --
   Actuarial loss ......................................................      7,751       17,226        1,580        7,135
   Benefits paid .......................................................    (14,290)     (14,901)      (2,290)      (2,899)
                                                                          ---------    ---------    ---------    ---------
   Benefit obligation at end of year ...................................  $ 189,937    $ 190,784    $  27,545    $  46,845
                                                                          =========    =========    =========    =========

CHANGE IN PLAN ASSETS:
   Fair value of plan assets at beginning of year ......................  $ 126,760    $ 135,419    $    --      $    --
   Actual gain (loss) on plan assets ...................................     20,671      (10,364)        --           --
   Employer contributions ..............................................     16,841       16,606        1,600        2,251
   Participants contributions ..........................................       --           --            690          648
   Benefits paid .......................................................    (14,290)     (14,901)      (2,290)      (2,899)
                                                                          ---------    ---------    ---------    ---------
   Fair value of plan assets at end of year ............................  $ 149,982    $ 126,760    $    --      $    --
                                                                          =========    =========    =========    =========
RECONCILIATION OF FUNDED STATUS:
   Funded status .......................................................  $ (39,955)   $ (64,024)   $ (27,545)   $ (46,845)
   Unrecognized net actuarial (gain) loss ..............................     (5,595)        --          1,601         --
   Unrecognized prior service benefit ..................................       --           --        (19,426)        --
                                                                          ---------    ---------    ---------    ---------
   Net amount recognized ...............................................  $ (45,550)   $ (64,024)   $ (45,370)   $ (46,845)
                                                                          =========    =========    =========    =========

AMOUNTS RECOGNIZED IN THE CONSOLIDATED BALANCE SHEETS CONSIST OF:
   Accrued benefit liability (1) .......................................  $ (45,689)   $ (64,024)   $ (45,370)   $ (46,845)
   Accumulated other comprehensive loss ................................        139         --           --           --
                                                                          ---------    ---------    ---------    ---------

   Net amount recognized ...............................................  $ (45,550)   $ (64,024)   $ (45,370)   $ (46,845)
                                                                          =========    =========    =========    =========

ACCUMULATED BENEFIT OBLIGATION .........................................  $ 189,811    $ 183,951           na           na
                                                                          =========    =========

(1) At December 31, 2003 and 2002, respectively, $12.7 million and $18.8 million in accrued benefit liability is included in "Other current liabilities" and
$78.4 million and $92.1 million is included in "Other long-term liabilities" in the Consolidated Balance Sheets.

Components of Net Periodic (Benefit) Cost

Net pension (benefit) cost and net periodic post-retirement cost (benefit)
include the following components (in thousands):

                                                                 Pension Benefits               Post-retirement Benefits
                                                         --------------------------------    --------------------------------
                                                           2003        2002        2001       2003         2002       2001
                                                         --------    --------    --------    --------    --------    --------

Components of net periodic (benefit) cost:
   Service cost ......................................   $  3,029    $  2,392    $  2,118    $    611    $    885    $  1,113
   Interest cost .....................................     11,898      12,348      12,476       1,905       2,639       2,890
   Expected return on market value of assets .........     (7,515)     (8,176)     (9,049)       --          --          --
   Amortization of unrecognized prior service cost ...       --             3           1      (2,369)     (3,608)     (2,943)
   Recognized net actuarial (gain) loss ..............         (1)      2,889       2,007         (21)       (160)       (232)
   Curtailment gain ..................................     (9,045)       --          --          --          --          --
                                                         --------    --------    --------    --------    --------    --------
   Net periodic (benefit) cost .......................   $ (1,634)   $  9,456    $  7,553    $    126    $   (244)   $    828
                                                         ========    ========    ========    ========    ========    ========

                                       30

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

11. EMPLOYEE BENEFIT PLANS - (CONTINUED)

Assumptions

In determining the actuarial present value of the benefit obligation, the weighted average discount rate used was 6.15% and 6.5% for December 31, 2003 and
2002, respectively; and the expected return on plan assets was 8.0% for 2003 and ranged from 8.0% to 9.0% for 2002. The Company considers historical returns and future expectations for returns for each asset class, as well as the target asset allocation of the pension portfolio, in the selection of the expected rate of return on plan assets.

Remeasurements performed at March 31, 2003 related to the creation of the
Powermate Pension Plan and at October 31, 2003 related to the amendment to cease accruals under the Coleman Salaried Pension Plan and the Coleman Hourly Pension
Plan used a discount rate of 6.25%. The remeasurement performed pursuant to the merger of the BRK Brands hourly and salaried pension plans effective August 1,
2003 reflects the use of a 6.5% discount rate. Remeasurements performed at
November 30, 2003 relating to the amendment to cease accruals under the
Powermate Pension Plan and BRK Brands Pension Plan used a discount rate of
6.15%.

The expected increase in future compensation levels was 4.0% and 4.5% for
Coleman hourly and salaried employees, respectively, and 4.5% for all BRK Brands employees, for both 2003 and 2002. For 2003, the expected increase in future compensation levels was 4.5% and 4.0% for salaried and hourly employees of
Powermate, respectively.

The assumed health care cost trend rates used in measuring the accumulated post-retirement benefit obligation at the measurement dates are as follows:

Sunbeam Products Plan

   Measurement date                                          12/31/03                  6/30/03                  12/31/02
                                                             --------                  -------                  --------

   Discount rate                                               6.15%                    6.00%                     6.50%

                                                          Pre-65 / Post-65         Pre-65 / Post-65          Pre-65 / Post-65
                                                          ----------------         ----------------          ----------------
   Health care cost trend rate for the next year          10.75% / 12.00%          10.00% / 12.00%           10.00% / 12.00%
   Rate to which the cost trend is assumed to decline      5.00% / 5.00%            5.00% / 5.00%             5.00% / 5.00%
   Year that the rate reaches the ultimate trend rate       2011 / 2011              2009 / 2009               2009 / 2009

Coleman Plan

   Measurement date                                          12/31/03                  2/28/03                  12/31/02
                                                             --------                  -------                  --------
   Discount rate                                               6.15%                    6.25%                     6.50%

                                                          Pre-65 / Post-65         Pre-65 / Post-65          Pre-65 / Post-65
                                                          ----------------         ----------------          ----------------

   Health care cost trend rate for the next year1          0.50% / 13.25%          10.50% / 16.00%           10.50% / 13.50%
   Rate to which the cost trend is assumed to decline      5.00% / 5.00%            5.00% / 5.00%             5.00% / 5.00%
   Year that the rate reaches the ultimate trend rate       2011 / 2011              2009 / 2009               2009 / 2009

The assumed health care cost trend rates used in measuring the net periodic benefit cost are as follows:

Sunbeam Products Plan

   Period                                                 7/1/2003 - 12/31/03      1/1/2003 - 6/30/03        1/1/02 - 12/31/02
                                                          -------------------      ------------------        -----------------
   Discount rate                                                6.00%                   6.50%                       7.50%

                                                          Pre-65 / Post-65         Pre-65 / Post-65          Pre-65 / Post-65
                                                          ----------------         ----------------          ----------------
   Health care cost trend rate for the next year          10.00% / 12.00%          10.00% / 12.00%           10.00% / 11.00%
   Rate to which the cost trend is assumed to decline      5.00% / 5.00%            5.00% / 5.00%             4.75% / 4.75%
   Year that the rate reaches the ultimate trend rate       2009 / 2009              2009 / 2009               2009 / 2009

Coleman Plan

   Period                                                 3/1/2003 - 12/31/03      1/1/2003 - 2/28/03        1/1/2002 - 12/31/02
                                                          -------------------      ------------------        -------------------
   Discount rate                                   6.25%                      6.50%                     7.50%

                                                          Pre-65 / Post-65         Pre-65 / Post-65          Pre-65 / Post-65
                                                          ----------------         ----------------          ----------------
   Health care cost trend rate for the next year          10.50% / 16.00%          10.50% / 13.50%           10.00% / 11.00%
   Rate to which the cost trend is assumed to decline      5.00% / 5.00%            5.00% / 5.00%             4.75% / 4.75%
   Year that the rate reaches the ultimate trend rate       2009 / 2009              2009 / 2009               2008 / 2009

                                       31

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

11. EMPLOYEE BENEFIT PLANS - (CONTINUED)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                                       One-Percentage-   One-Percentage-
                                                                                       Point Increase    Point Decrease
                                                                                       --------------    --------------

Effect on total of service and interest cost components..............................     $   263           $  (179)
Effect on the post-retirement benefit obligation.....................................     $ 1,720           $(1,554)

Plan Assets

The Company's pension plan weighted-average asset allocations at December 31,
2003 and 2002, by asset category are as follows:

                                                       2003             2002
                                                      -----            ------

               Equity securities                        52%              48%
               Debt securities                          38               41
               Other                                    10               11
                                                       ---              ---
                  Total                                100%             100%
                                                       ===              ===

The target asset allocation is expected to be 47% for equity securities, 43% for debt securities and 10% for other investments. The assets are invested as part of two master trusts. AHI uses investment managers to invest the assets of the two master trusts. The nominal rate of return objective for all of the assets in the master trusts is 8.5% per year, net of fees. This equates to a real rate of return of at least 4% per year, net of fees. Investment performance is evaluated over full market cycles.

Contributions

The Company funds all pension plans in amounts consistent with applicable laws and regulations. The Company expects to contribute $11.1 million to its pension plans and $1.6 million to its other post-retirement benefit plans in 2004.

Defined Contribution Plans

The Company provides eligible employees (employees with six months or more of service) the opportunity to participate in its American Household, Inc. 401(k)
Savings, Profit Sharing and Retirement Plan (the "401(k) Plan"), formerly known as the Sunbeam Corporation 401(k) Savings, Profit Sharing and Retirement Plan.
Under the 401(k) Plan, participants are eligible to defer from 1% to 50% of their base salary, subject to annual maximum amounts. Prior to January 1, 2004, the Company would match 100% of a participant's contribution to the 401(k) Plan up to the first 2% of a participant's base salary, and thereafter 50% of a participant's contribution to the 401(k) Plan on the next 2% of a participant's base salary. Effective January 1, 2004, the 401(k) Plan was amended to provide that the Company would match 100% of a participant's contribution to the 401(k)
Plan up to the first 3% of a participant's base salary, and thereafter 50% of a participant's contribution to the 401(k) Plan on the next 2% of a participant's base salary. In addition, the Company may make discretionary contributions to the 401(k) Plan. The Company contributed $5.0 million in 2003, $5.5 million in
2002 and $5.7 million in 2001 to the 401(k) Plan. These amounts are inclusive of contributions related to the Company match for participant contributions made by employees of the discontinued operations.

12.  SHAREHOLDERS' EQUITY (DEFICIENCY)

AHI Common Stock

At December 31, 2003 and 2002, AHI had 75,000,000 shares of $0.01 par value common stock authorized.

Adjustment for Fair Value of CEO Investment in Common Stock

In connection with the Company's emergence from Chapter 11, the CEO (and certain affiliated trusts and individual retirement accounts) purchased 292,844 shares of AHI common stock for $3.0 million. The shares were valued at $4.7 million, consistent with the per share fair value derived from the Successor Company's fresh start equity value of $508.2 million as of December 31, 2002. The difference between the $4.7 million fair value of the shares and the $3.0 million paid has been recorded as compensation expense for 2003.

                                       32

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

12. SHAREHOLDERS' EQUITY (DEFICIENCY) - (CONTINUED)

Predecessor Company Common Stock

At December 18, 2002, the Predecessor Company had 500,000,000 shares of $0.01 par value common stock authorized, which were cancelled upon emergence from
Chapter 11 proceedings pursuant to the terms of the Sunbeam Corporation Plan.

Accumulated Other Comprehensive Income (Loss)

The components of accumulated other comprehensive income (loss) consist of the following (in thousands):

                                                                                                 Unrealized
                                                                                                 Changes in
                                                                                   Minimum        Value of
                                                                 Translation       Pension      Interest Rate
                                                                 Adjustments      Liability      Derivatives        Total
                                                                 -----------      ---------      -----------        -----

Balance at December 31, 2001 (Predecessor Company)............   $ (40,210)       $(59,561)            --         $(99,771)
Balance at December 31, 2002 (Successor Company)..............          --              --             --               --
Balance at December 31, 2003 (Successor Company)..............     $11,657           $(139)      $   (347)         $11,171

13. EMPLOYEE STOCK OPTIONS AND AWARDS

Successor Company Stock Options

In connection with the consummation of the Plans, each of AHI, Sunbeam Products,
Coleman and First Alert/Powermate, Inc. created management equity plans (the
"AHI Option Plan", the "Sunbeam Products Option Plan", the "Coleman Option Plan"
and the "FAP Option Plan", respectively, and collectively, the "Option Plans")
which became effective on December 18, 2002. For accounting purposes, all option grants under the Option Plans made on the Effective Date will be accounted for as if the date of the grant was January 1, 2003.

The determination of fair value for options initially granted under the Option
Plans was based upon the enterprise values for the Company and its business units that were obtained in connection with the Debtors' Plans. As long as the shares of common stock of AHI are not listed on a national securities exchange or traded in an over-the-counter market, the fair value of future grants will be determined based upon periodic appraisals of the Company.

AHI Option Plan
---------------

Under the AHI Option Plan, 2,296,433 shares of AHI common stock are reserved for issuance. Officers, employees or consultants of AHI are eligible for grants of options and stock appreciation rights under the AHI Option Plan. Of the total shares of stock reserved for awards under the AHI Option Plan, options to purchase 1,275,797 shares are to be granted at an exercise price of $12.61 per share based on an assumed equity value of $400.0 million, options to purchase
510,318 shares are to be granted having an exercise price of $14.97 per share based on an assumed equity value of $475.0 million, and options to purchase
510,318 shares are to be granted having an exercise price of $17.34 per share based on an assumed equity value of $550.0 million.

Options to purchase 2,013,250 shares of AHI common stock were granted under the
AHI Option Plan effective December 18, 2002. These grants included options to purchase (i) 1,128,700 shares at an exercise price of $12.61 per share, of which
925,300 options were granted to the CEO and certain other senior executives of
AHI, (ii) 442,275 shares at an exercise price of $14.97 per share, all of which were granted to the CEO and certain other senior executives of AHI, and (iii)
442,275 shares at an exercise price of $17.34 per share, all which were granted to the CEO and certain other senior executives of AHI.

As the result of terminations during 2003, option grants under the AHI Option
Plan to purchase 261,734 shares were cancelled including (i) 146,030 options at an exercise price of $12.61 per share, 120,086 of which were granted to certain senior executives of AHI other than the CEO, (ii) 57,852 options at an exercise price of $14.97 per share, all of which were granted to certain senior executives of AHI other than the CEO, and (iii) 57,852 options at an exercise price of $17.34 per share, all of which were granted to certain senior executives of AHI other than the CEO.

                                       33

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

13. EMPLOYEE STOCK OPTIONS AND AWARDS - (CONTINUED)

During 2003, options to purchase 372,095 shares of AHI common stock were granted under the AHI Option Plan consisting of (i) 153,200 options at an exercise price of $12.61 per share, 143,000 of which were granted to the CEO and certain other senior executives of AHI, (ii) 125,895 options at an exercise price of $14.97 per share, 93,000 of which were granted to the CEO and certain other senior executives of AHI, and (iii) 93,000 options at an exercise price of $17.34 which were granted to the CEO and certain other senior executives of AHI.

Non-cash compensation expense measured in accordance with APB No. 25 of $6.3 million related to compensatory stock option grants under the AHI Option Plan through December 31, 2003, is being recognized over the vesting period of such grants, of which $3.3 million was recognized during 2003.

Under the AHI Option Plan, options may be incentive options or non-qualified options. In addition, under the AHI Option Plan, stock appreciation rights either in connection with a grant of options or unrelated stock appreciation rights may be granted. The AHI Option Plan is governed by a committee of the
Board of Directors of AHI, or if no committee exists, the Board of Directors of
AHI. Options and stock appreciation rights granted under the AHI Option Plan vest in the event of a change of control (as defined in the AHI Option Plan.)

The AHI Option Plan provides for certain acceleration of vesting in the event of the termination of a participant's employment due to death, disability or termination without cause. The shares acquired upon exercise of options granted pursuant to the AHI Option Plan are subject to transfer restrictions and a right of first offer on the part of AHI.

The number of shares subject to stock option and stock appreciation rights are subject to adjustment to prevent enlargement or diminution of rights in the event of any stock split, recapitalization, stock dividend, reverse stock split, spin-off, exchange of shares or similar change in AHI's capital structure, or in the event of an extraordinary dividend (as defined in the AHI Option Plan), as determined by the committee or if no committee, the Board administering the AHI
Option Plan.

The options granted under the AHI Option Plan have a term of ten years, subject to certain exceptions. Options granted on or within 60 days after December 18,
2002 to participants who were hired by AHI on or before August 30, 2002 were immediately vested and exercisable as to one-third of such shares and the remaining options vest and become exercisable as to one-third of the shares on each of the first and second anniversaries of the date of grant. Subject to certain exceptions for grants to the CEO and certain other senior executives of
AHI who were hired on or before August 30, 2002, all options granted to participants who were hired or retained by the Company after August 30, 2002 or options granted subsequent to February 18, 2003, will vest and become exercisable as to one-third of the shares on each of the first, second and third anniversaries of the date of grant.

Subsidiary Option Plans
-----------------------

Under the Sunbeam Products Option Plan, the Coleman Option Plan and the FAP
Option Plan, (collectively the "Subsidiary Option Plans") 577,438 shares of common stock of Sunbeam Products, 866,849 shares of common stock of Coleman and
215,387 shares of common stock of First Alert/Powermate, Inc. are reserved for issuance. Under the Subsidiary Option Plans, officers, employees or consultants of the subsidiaries are eligible for grants of options or stock appreciation rights. Grants under the Subsidiary Option Plans from inception through December
31, 2003 were issued at an exercise price of $12.97 per share.

Options and stock appreciation rights granted under the Subsidiary Option Plans will not vest until a change in control or a public offering (each as defined in the Subsidiary Option Plans.) The options granted under the Subsidiary Option
Plans have a term of ten years from date of grant and are governed by a committee of the Board of Directors of AHI, or if no committee exists, the Board of Directors of AHI. Under the Subsidiary Option Plans, options may be incentive options or non-qualified options. In addition, under the Subsidiary Option
Plans, stock appreciation rights, either in connection with a grant of options, or unrelated stock appreciation rights may be granted. The number of shares subject to stock options or stock appreciation rights are subject to adjustment to prevent enlargement or diminution of rights in the event of any stock split, recapitalization, stock dividend, reverse stock split, spin-off, exchange of shares or similar change in Subsidiaries' capital structure or in the event of an extraordinary dividend as defined in the Subsidiary Option Plans.

In connection with the pending sale of Powermate, the Board of Directors of AHI has approved of a partial payment on stock options granted under the FAP Option
Plan based on the net proceeds from such sale over the assumed equity value of
Powermate for purposes of granting stock options under the FAP Option Plan on
December 18, 2002. Subsequent to such payment, the exercise price of the remaining stock options outstanding under the FAP Option Plan will be reduced to
$8.48 per share to reflect the sale of Powermate and the resulting assumed equity values of the remaining businesses on December 18, 2002.

                                       34

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

13. EMPLOYEE STOCK OPTIONS AND AWARDS - (CONTINUED)

Also in connection with the pending sale of Powermate, effective March 1, 2004, the Company has transferred management over the First Alert and BRK Brands businesses to Sunbeam Products. As a result, no grants beyond those previously approved by the AHI Board of Directors will be made under the FAP Option Plan.
In addition, in connection with such transfer of management of the First Alert and BRK Brands businesses to Sunbeam Products, the exercise price of the stock options granted under the Sunbeam Products Option Plan was increased to $16.13 per share.

Pursuant to guidance provided by APB No. 25, the option grants under the
Subsidiary Option Plans are deemed to have grant and measurement dates that are not the same, and as such, will be accounted for as variable awards. No compensation expense will be recognized related to the Subsidiary Option Plans unless a change of control or public offering of the common stock of such subsidiary occurs triggering the immediate vesting of the respective options.

A summary of the status of the Company's outstanding stock options and changes during the year is presented below:

                                                                  Sunbeam Products
                                     AHI Option Plan                Option Plan
                                 --------------------------    -----------------------
                                               Weighted                   Weighted
                                                Average                    Average
                                 Shares      Exercise Price    Shares   Exercise Price
                                 ------      --------------    ------   --------------

Plan options:

Options granted as of the
   Effective Date.........      2,013,250       $ 14.17       543,900      $ 12.97
   Granted................        372,095         14.59        17,050        12.97
   Exercised..............             --            na            --           na
   Cancelled..............       (261,734)        14.18       (25,650)       12.97
                                 --------                     -------

   Outstanding at end of
      year................      2,123,611       $ 14.24       535,300      $ 12.97
                                =========                     =======
   Options exercisable at
      year-end............      1,263,270       $ 14.19            --           na

   Weighted-average fair
      value of options
      granted at the
      Effective Date and
      during the year.....                      $ 4.74                     $  3.21

                                                                  Sunbeam Products
                                     Coleman Option Plan            FAP Option Plan
                                  -------------------------     --------------------------
                                               Weighted                       Weighted
                                                Average                        Average
                                  Shares     Exercise Price     Shares      Exercise Price
                                  ------     --------------     ------      --------------

Plan options:

Options granted as of the
   Effective Date.........       803,725       $ 12.97          202,200       $ 12.97
   Granted................        44,775         12.97           42,837         12.97
   Exercised..............            --            na               --            na
   Cancelled..............       (95,550)        12.97          (29,750)        12.97
                                 -------                        -------

   Outstanding at end of
      year................       752,950       $ 12.97          215,287       $ 12.97
                                 =======                        =======
   Options exercisable at
      year-end............            --            na               --            na

   Weighted-average fair
      value of options
      granted at the
      Effective Date and
      during the year.....                     $  1.43                        $  7.08

The fair value of each option grant is estimated on the date of grant using the
Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility 0.0%; risk-free interest rates between 2.76%
and 4.04%; dividend yield 0.0% and expected lives of 5 years.

The following table summarizes information about options outstanding under the
AHI Option Plan at December 31, 2003:

                                                               Number                    Weighted-Average
                                                             Outstanding                     Remaining             Weighted-Average
Exercise Prices                                              at 12/31/03             Contractual Life (Years)       Exercise Price
---------------                                              -----------             ------------------------       --------------

AHI Option Plan

$12.61...............................................         1,135,870                         8.57
$14.97...............................................           510,318                         8.98
$17.34...............................................           477,423                         8.92
                                                              ---------
$12.61 to $17.34.....................................         2,123,611                         8.75                     14.24
                                                              =========                                                  =====

The weighted average remaining contractual life of options outstanding at
December 31, 2003 under the Sunbeam Products Option Plan, Coleman Option Plan and FAP Option Plan is 8.61, 8.82 and 8.62 years, respectively.

                                       35

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

13. EMPLOYEE STOCK OPTIONS AND AWARDS - (CONTINUED)

The following table summarizes information about options exercisable at December
31, 2003 under the AHI Option Plan:

                                                  Number
                                                Exercisable     Weighted-Average
Exercise Prices                                 at 12/31/03      Exercise Price
---------------                                 -----------      --------------

$12.61.......................................     698,582
$14.97.......................................     282,344
$17.34.......................................     282,344
                                               ----------

$12.61 to $17.34.............................   1,263,270              $14.19
                                                =========              ======

Successor Company Restricted Stock Grant

On December 18, 2002, the Company granted the CEO 170,106 shares of restricted stock. The shares of restricted stock are valued at $16.02 per share for accounting purposes based on the Successor Company's equity value of $508.2 million as of December 31, 2002. For accounting purposes, this transaction is accounted for as if the date of the grant had been December 31, 2002. One-third of the shares will vest, and the risk of forfeiture with respect to such shares will lapse, on each of the first, second and third anniversaries of the
Effective Date, provided that the CEO's employment with the Company continues until each such date. Upon death or disability of the CEO, 60% of the then remaining restricted shares as of the date of such event shall fully vest. The balance of any then remaining restricted shares not vested will be forfeited as of such date. In the event that the CEO's employment is terminated by the
Company without cause or by the CEO due to a constructive termination without cause, the then remaining restricted shares shall fully vest as of such termination date. In the case of a termination for cause by the Company or a voluntary termination by the CEO (other than due to death, disability or a constructive termination without cause), the CEO will forfeit any then remaining restricted shares as of such termination date. Upon a "change in control" as defined in the CEO's employment agreement, the then remaining restricted shares shall fully vest as of the date of such event. The restricted shares are subject to the Securityholders' Agreement defined in Note 18 and certain restrictions on transfer. Compensation expense of $2.7 million related to this grant will be recognized by the Successor Company over the vesting period beginning January 1,
2003, of which $1.7 million was recognized during 2003 and is included in SG&A in the Consolidated Statements of Operations.

14. GAIN ON INSURANCE SETTLEMENT

During the third quarter of 2001, the Company experienced a fire in one of its international manufacturing facilities, resulting in losses of inventory, buildings and machinery and the interruption of business operations. Through
December 31, 2003, the Company received net insurance proceeds related to its property and inventory claims of $12.3 million ($2.6 million, $5.8 million and
$3.9 million in 2003, 2002 and 2001, respectively). In addition, the Company also received $2.8 million during 2003 in connection with the Company's claim for reimbursement related to business interruption for the 2002 and 2001 periods. The Company recognized a gain of $2.4 million and $3.1 million related to the property claims in 2003 and 2002, respectively, and $2.8 million related to business interruption claims in 2003. The gains are included in "Other expense (income), net" in the Consolidated Statements of Operations for the
years ended December 31, 2003 and 2002.

15. DIVESTITURES

Sale of Fuel Cell Business

In June 2003, the Company entered into a purchase agreement for the sale to
Ballard Power Systems, Inc. ("Ballard") of substantially all of the assets and its assumption of certain of the liabilities of the Powermate fuel cell business
(the "Fuel Cell Business.") The Company received cash proceeds in the amount of
$1.6 million in connection with the sale and recognized a gain of $0.1 million which is included as part of SG&A in the Consolidated Statements of Operations.
Assets sold were comprised mainly of inventory, equipment, and intellectual property. Ballard assumed certain vendor contracts related to the Fuel Cell
Business.

                                       36

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

15. DIVESTITURES - (CONTINUED)

Sale of Coffee Filter Business

In August 2003, in conjunction with the closing of the Hattiesburg, Mississippi manufacturing and distribution facility (see Note 16) Sunbeam Products sold its coffee filter business for $1.0 million; $0.5 million in cash and $0.5 million in the form of a promissory note that is payable in five equal annual installments at each subsequent anniversary date of the sale agreement. The promissory note was recorded at its fair value of $0.4 million. In connection with the sale, Sunbeam Products entered into a license agreement for the use of the Mr. Coffee(R) trademark on coffee filters. As part of the sale, the Company has provided a guarantee in favor of the third party supplier of coffee filters to the purchaser of the business for an amount up to $0.4 million. This guarantee has a term of the earlier of five years or when certain conditions are met. The Company has recorded a liability for $0.1 million relating to this guarantee in accordance with FIN No. 45.

Sale of Powermate Business

In December 2003, the Company announced its decision to pursue the sale of
Powermate. The Company expects to close the transaction by mid 2004.

Net sales from the Powermate business represented 8.9%, 8.7% and 9.6% of the
Company's consolidated net sales in 2003, 2002 and 2001, respectively. Operating losses from Powermate included in "Operating income (loss)" of the Company in the Consolidated Statements of Operations were $1.3 million, $7.5 million and
$13.7 million in 2003, 2002 and 2001, respectively.

Professional Scales Business

See Note 16 for discussion related to the February 2002 sale of substantially all of the assets and the assumption of certain liabilities of the Professional
Scales Business.

Sunbeam Grills

See Note 5 for discussion of the sale of certain assets of the Sunbeam Grills business and related licensing agreement.

16. ASSET IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES

2003 Restructuring Initiatives

Consolidation of Sunbeam Products Distribution, Warehousing and Service Center
------------------------------------------------------------------------------
Facilities
----------

In February 2003, Sunbeam Products announced that it was moving its distribution and warehousing function from its Hattiesburg, Mississippi facility to its
Neosho, Missouri facility. In addition, in July 2003, Sunbeam Products announced that it was discontinuing production in its Hattiesburg, Mississippi facility and outsourcing and/or relocating other manufacturing functions to other Sunbeam
Products facilities. In addition, the service center in Purvis, Mississippi was closed and the functions provided at such facility are now moved to other
Sunbeam Products facilities. See Note 15 for discussion of the sale of the coffee filter manufacturing business which was located at the Hattiesburg,
Mississippi facility. These initiatives are expected to be largely completed by the second quarter of 2004. Total estimated charges related to these initiatives are $13.7 million, of which $10.7 million was recognized in 2003. The 2003 charges are reflected in SG&A ($7.6 million) and COGS ($3.1 million) in the
Consolidated Statement of Operations. These charges consist of $4.9 million in severance and other employee related costs and $5.8 million in various other expenses including freight, relocation, temporary labor and consulting. During
2003, the Company paid $2.2 million in severance and other employee related costs. As of December 31, 2003, $2.7 million remains accrued and is reflected in
"Other current liabilities" in the Consolidated Balance Sheet, and is expected to be paid by December 31, 2004. These initiatives are expected to result in the elimination of approximately 385 positions, of which 340 were eliminated as of
December 31, 2003.

The Company expects to record additional charges related to these initiatives of
$3.0 million in 2004. The estimated charge is comprised of $0.9 million in compensation costs and $2.1 million in other costs.

"Assets available for sale" as presented in the Consolidated Balance Sheet as of
December 31, 2003 are primarily comprised of property, plant and equipment related to this restructuring initiative.

                                       37

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

16. ASSET IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES - (CONTINUED)

Consolidation and Downsizing of Manufacturing Operations
--------------------------------------------------------

In July 2003, Sunbeam Products announced its plans to close its manufacturing facility located in Matamoros, Mexico. The Company plans to move certain of that facility's operations to other Sunbeam Products facilities and outsource the manufacturing of the remaining functions performed at such facility. This initiative will result in the elimination of approximately 530 positions, of which 230 were eliminated as of December 31, 2003. The total estimated cost for this initiative is $8.6 million. During 2003, the Company recorded charges of
$5.3 million consisting primarily of severance and other employee costs, of which $4.9 million is reflected in COGS and $0.4 million is reflected in SG&A in the Consolidated Statement of Operations. Of the charges recorded in 2003, $1.7 million was paid relating to severance and other employee costs and $3.3 million remains accrued and is reflected as "Other current liabilities" in the December
31, 2003 Consolidated Balance Sheet. The remaining amounts accrued are expected to be paid by December 31, 2004.

The Company expects to record additional charges of $3.3 million in 2004 related to this initiative. The estimated charge is expected to be comprised of $1.2 million in compensation costs and $2.1 million in other costs.

Coleman Manufacturing Operations Downsizing
-------------------------------------------

During 2003, Coleman announced its intention to outsource the manufacture of its outdoor recreation appliances, including but not limited to stoves and lanterns, manufactured at its Lyon facility. The proposed outsourcing is subject to review by governmental and union officials. Other manufacturing operations in Lyon,
France will be unaffected. The Company recorded a charge of $0.4 million in 2003 in connection with this initiative (of which $0.2 million is included in COGS and $0.2 million is included in SG&A in the Consolidated Statements of
Operations). The Company estimates that the total charge for this initiative will be in the range of $14.0 million to $19.0 million depending largely on negotiated worker related costs and foreign exchange rate fluctuations. It is anticipated that the majority of this charge will be incurred in 2004 with the remainder occurring in 2005. The closing of this facility would result in approximately 135 positions being eliminated.

Downsizing and Closure of Certain Coleman U.S. Facilities
---------------------------------------------------------

In December 2003, Coleman announced its plans to (i) outsource a significant portion of its lantern, stove and other camping appliance manufacturing operations located in Wichita, Kansas, and (ii) close its sleeping bag operations in Lake City, South Carolina and outsource those manufacturing operations. During 2003, Coleman also decided to sell its Pocola, Oklahoma furniture manufacturing facility. The sale of the Pocola facility was completed in January 2004. The reduction in workforce at the Wichita facility is estimated to result in the elimination of approximately 170 positions during 2004. The closing of the Lake City facility is estimated to result in elimination of approximately 180 positions during 2004. The divestiture of the Pocola, Oklahoma facility resulted in the elimination of 53 positions. Total estimated charges related to these initiatives are approximately $9.1 million, of which $4.3 million was recognized in 2003. The 2003 charges are reflected in SG&A ($1.6 million) and COGS ($2.7 million) in the Consolidated Statements of Operations.
These charges consist of severance and other employee related costs ($1.2 million), fixed asset impairment ($1.0 million), inventory related charges ($1.2 million), and professional fees and other expenses ($0.9 million). As of
December 31, 2003, $1.3 million remains accrued primarily related to compensation costs and is expected to be paid by December 31, 2004. The Company expects to record additional charges of $4.8 million related to these initiatives during 2004. The estimated 2004 charges are comprised of $3.1 million in compensation costs, $0.4 million in facility closure costs, and $1.3 million in professional fees and other expenses.

                                       38

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

16. ASSET IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES - (CONTINUED)

2001 Restructuring Initiatives

Asset Impairment - Sale of Professional Scales Business
-------------------------------------------------------

On November 5, 2001, Sunbeam Products and Pelstar, LLC ("Pelstar") entered into a purchase agreement for the sale to Pelstar of substantially all of the assets and the assumption of certain liabilities of the Professional Scales Business, including, among other items, the license of the Health o meter(R) trademark for professional medical scales. The Professional Scales Business is comprised of the Pelouze scales business, as well as Health o meter(R) branded professional medical scales business. Based upon the agreed upon purchase price of $7.35 million, the Company determined that there was an impairment to the carrying value of the Professional Scales Business. Accordingly, during December 2001, the Company adjusted the carrying value of the net assets of the Professional
Scales Business to their estimated fair market value (less estimated costs of the sale) resulting in a fourth quarter 2001 non-cash impairment charge of $1.5 million. The fourth quarter 2001 charge is reflected in "Intangible and other asset impairment" in the Consolidated Statement of Operations for the year ended
December 31, 2001. During 2002, the Company incurred $0.6 million in costs related to the sale of the Professional Scales Business primarily consisting of fixed asset write-offs ($1.1 million charge to COGS) and additional severance and retention charges, offset by the reclassification of a fixed asset charge to
COGS (net $0.5 million reduction of SG&A) which are reflected in the
Consolidated Statement of Operations for the year ended December 31, 2002.

In connection with the sale of the Professional Scales Business, Sunbeam
Products retained the consumer retail scales business conducted under the Health
o meter(R), Sunbeam(R) and Counselor(R) trademarks. For the year ended December
31, 2001, the Professional Scales Business contributed 1.0% to consolidated net sales and losses of $1.0 million to the consolidated "Operating income (loss)"
of the Company.

2001 Strategic Business Reorganization

Cost savings and productivity
-----------------------------

During 2001, in connection with the Company's 2002 strategic planning process, a number of decisions were made that generally consisted of cost savings and productivity enhancement initiatives, business realignment along product brands on a global basis, and reductions and closures. As a result of the cost savings and productivity enhancement initiatives, the Company recognized a charge of
$11.4 million in 2001. The charge was reflected in SG&A ($6.5 million), COGS
($2.6 million) and Other expense (income), net ($2.3 million) in the
Consolidated Statement of Operations for the year ended December 31, 2001. This charge resulted from decisions to (i) outsource the production of certain previously manufactured stock keeping units ("SKUs") (primarily coffeemakers and blanket controls), (ii) restructure the Sunbeam Products research and development ("R&D") department, (iii) close Powermate's Longmont R&D office, and
(iv) insource the Information Technology support function for the Sunbeam
Products business segment. This charge consisted of severance, retention and relocation expenses ($6.8 million), fixed asset write-offs ($3.4 million) and contract termination penalties ($1.2 million). Severance and other employee benefits of $1.3 million were paid in 2001. These decisions resulted in the elimination of approximately 300 positions. Substantially all of these positions were eliminated by December 31, 2001. In 2002, the Company paid severance and other employee benefits of $4.3 million, contract termination penalties of $1.1 million and relocation expenses of $0.5 million. Additionally, during 2002, the accrual balance was reduced by $0.5 million for amounts that were discharged in connection with the Sunbeam Corporation Plan. During 2002, the Company recorded additional severance of $4.0 million ($0.3 million and $3.7 million in the second and fourth quarters, respectively) as a result of the elimination of 26 positions resulting from further cost saving initiatives. Also, in the fourth quarter of 2002, the Company recorded an additional $0.2 million for relocation expenses. These charges were reflected in SG&A ($2.7 million) and reorganization costs ($1.5 million) in the Consolidated Statement of Operations for the year ended December 31, 2002. During 2003, the Company accrued additional severance charges of $1.3 million (which is reflected in reorganization costs) and paid
$3.3 million in severance and other employee benefits and $0.2 million in relocation expenses. As of December 31, 2003, the remaining accrual balance was
$2.3 million, primarily relating to severance and other employee benefits. The majority of the balance of this accrual is expected to be paid by December 31,
2004.

                                       39

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

16. ASSET IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES - (CONTINUED)

Business realignment
--------------------

As part of the realignment of the businesses along product brands on a global basis, the Company recorded a charge of $4.3 million in the third and fourth quarters of 2001. The reorganization primarily included the closing of the sales office in Brazil, the transition of the management of the retail scales business from the Health and Safety group (which was subsequently disbanded) into the
Sunbeam Products business and headcount reductions. The 2001 charge of $4.3 million was recorded in the Consolidated Statement of Operations for the year ended December 31, 2001 in SG&A ($3.8 million) and COGS ($0.5 million) and consisted of severance and other employee costs resulting from the elimination of approximately 80 positions ($3.5 million) and fixed asset and other write-offs ($0.8 million). Severance and other employee benefits of $2.8 million and $0.3 million were paid in 2002 and 2001, respectively. During the fourth quarter of 2002, the Company recorded additional severance of $0.1 million for an employee. In 2002, the Company also paid relocation expenses of $0.1 million.
In 2003, the Company paid $0.3 million in severance and other employee benefits and $0.1 million in other accruals. There were no remaining accruals as of
December 31, 2003.

Business closure/reduction
--------------------------

As a result of the decision to initiate certain business reductions and closures, a $6.6 million charge was recorded in the third and fourth quarters of
2001 primarily related to the decision to exit the Timberland(R) branded business. A subsidiary of Coleman manufactured and marketed Timberland branded backpacks and luggage pursuant to a licensing agreement between the Timberland
Corporation and Coleman. Such licensing agreement was terminated in 2002. This charge primarily related to the write-down of certain inventory to net realizable value ($3.4 million), severance costs ($1.1 million), contract termination fees ($0.8 million) and the write-off of certain deferred costs related to attempted sales of businesses that were not consummated ($1.3 million). This charge was recorded in COGS ($3.4 million) and SG&A ($3.2 million) in the Consolidated Statement of Operations for the year ended December
31, 2001.

In the third quarter of 2002, the Company completed the liquidation of the
Timberland branded inventory with a benefit to gross margin ($0.3 million), as a result of the reduced carrying value of the inventory. In 2002, the Company paid
$0.3 million in severance and other employee benefits and $0.3 million in contract termination fees. Additionally, in 2002, the Company recorded additional charges of $0.3 million in SG&A resulting from the decision to close the sales office in Manila. In 2003, the Company paid $1.0 million primarily related to severance and other employee benefits. As of December 31, 2003, the remaining accrual balance was $0.1 million, all of which relates to severance and other employee benefits. The majority of this accrual is expected to be paid by December 31, 2004.

2000 European Restructuring Plan

In 2000, the Company implemented a restructuring initiative to reduce the number of warehouses and distributions centers, manufacturing and distribution headcount and SKUs. During 2001, 23 employees were terminated and $1.5 million was paid for severance in accordance with this restructuring initiative. In the second quarter of 2001, a new management team was put in place in Europe. During the fourth quarter of 2001, the new management team modified the 2000 restructuring plan such that the decision to consolidate the warehouses and distribution centers was largely put on hold. The modified plan included additional reductions in manufacturing and sales office headcount. As a result,
$2.4 million of the 2000 restructuring reserve was reversed and the Company recorded a $2.9 million charge relating to the revised restructuring initiative.

During 2002, the Company paid $2.3 million in severance and reduced the severance reserve by $0.1 million (reflected in SG&A) as a result of finalizing a settlement with an employee. Additionally, in the second quarter of 2002 the
Company reversed a portion of the reserve relating to the closure of a sales office in the Czech Republic ($0.4 million in SG&A). The reversal of the reserves relating to the closure of the sales office in the Czech Republic resulted from the Company's modification to the restructuring plan. As a result of this revision, management notified the employees of the sales office that their positions were no longer being eliminated. As of December 31, 2002, the remaining reserve balance was $0.4 million, primarily relating to severance and other employee benefits.

During 2003, the Company reduced the severance reserve by $0.1 million
(reflected in SG&A) and paid the remaining accrual balances. There was no remaining accrual as of December 31, 2003.

                                       40

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

17. COMMITMENTS AND CONTINGENCIES

Litigation

An appraisal action, Prescott et. al. v. The Coleman Company, Inc., was filed in the Delaware Court of Chancery by former beneficial owners of approximately
420,000 shares of common stock of Coleman. The plaintiffs seek appraisal of the fair value of their shares in Coleman as of January 6, 2000, the date that the shares of Coleman not then owned indirectly by Sunbeam Corporation were acquired by a wholly owned subsidiary of Sunbeam Corporation pursuant to the Coleman
Merger Agreement dated February 27, 1998. Trial occurred during the week of
January 27, 2003, and Coleman's expert opined that the fair value of common stock of Coleman on January 6, 2000 was $5.83 per share. The plaintiffs' expert opined that the fair value of a share of Coleman common stock on January 6, 2000 was $33.10 per share. The parties are waiting for a ruling by the Court. The
Company has provided an accrual for this litigation matter of $12.9 million as of December 31, 2003.

A patent infringement action, SEB S.A. ("SEB") v. Sunbeam Corporation, Sunbeam
Products, Inc., Wing Shing International LTD (BVI), and Pentalpha Enterprises,
LTD. ("Pentalpha"), Sunbeam Corporation, Sunbeam Products, Inc. v. Wing Shing
International, LTD (BVI), and Global Tech Appliances, Inc. and Pentalpha
Enterprises, LTD , was originally filed by SEB against AHI (then named Sunbeam
Corporation) and Sunbeam Products. SEB claimed that a product sold by Sunbeam
Products and AHI, which was manufactured by Pentalpha, infringed an SEB patent.
Sunbeam Products and AHI tried unsuccessfully to tender its defense of the SEB action to Pentalpha. Sunbeam Products and AHI settled with SEB and commenced an indemnification action against Pentalpha. Sunbeam Products and AHI seek recovery of attorney fees and settlement costs from Pentalpha for the SEB matter, as well as indemnification for two other suits commenced by third parties against
Sunbeam Products arising out of allegedly infringing products supplied by
Pentalpha to Sunbeam Products. Sunbeam Products' and AHI's claim for indemnification is based on both contract and Uniform Commercial Code requirements. Pentalpha's response was to commence a breach of contract action against Sunbeam Products. Pentalpha's action is based on alleged breach of a supply agreement between Pentalpha and Sunbeam Products under which Sunbeam
Products was supposed to submit a series of products to Pentalpha for manufacture and supply. Sunbeam Products and AHI submitted a motion for summary judgment and oral argument on this summary judgment motion was held on October
29, 2002. The Court granted in part and denied in part the motion for summary judgment. The Court has ruled in favor of Sunbeam Products' and AHI's motion seeking a ruling that Pentalpha was liable to indemnify Sunbeam Products and AHI for amounts paid by Sunbeam Products and AHI to SEB for patent infringement on several products manufactured by Pentalpha for Sunbeam Products, as well as the legal fees incurred by Sunbeam Products and AHI in connection with such claims by SEB, but denied the motion for summary judgment as to the aggregate amount owed by Pentalpha for indemnification of Sunbeam Products and AHI's legal fees.
The Court ruled that such amounts are to be decided at trial. The Court denied the motion for summary judgment to dismiss the claims by Pentalpha for a breach by Sunbeam Products of the supply agreement between Sunbeam Products and
Pentalpha, and ruled in favor of Sunbeam Products and AHI on its motion for summary judgment seeking the dismissal of Pentalpha's claims for fraudulent inducement of such supply agreement. Pentalpha filed a motion for reconsideration of part of the court's ruling on Sunbeam Products and AHI's summary judgment motions and that motion was denied. The trial was held the week of January 12, 2004. The jury awarded Sunbeam Products and AHI approximately
$2.5 million on its indemnification claims, plus prejudgment interest of approximately $1 million, and awarded Pentalpha $6.6 million on its breach of contract suit (without prejudgment interest). Sunbeam Products has filed post-trial motions and is analyzing its appellate options if the trial court denies the post-trial motions. Pentalpha has filed a motion seeking the Court to review its ruling awarding Sunbeam Products and AHI prejudgment interest and denying Pentalpha prejudgment interest on its award.

Sunbeam Products commenced an action against Wing Shing International entitled
Sunbeam Products, Inc. v. Wing Shing International, LTD (BVI) in the United
States Bankruptcy Court Southern District of New York for declaratory judgment against Wing Shing. Wing Shing is an affiliate of Pentalpha. Sunbeam Products is seeking a ruling that it is the sole and exclusive owner of a U.S. design patent. The design embodied in this patent is utilized by Sunbeam Products in a
Mr. Coffee-branded coffeemaker, the AD series. Sunbeam Products sought a judgment that it has the exclusive license to market and sell the AD series and its derivatives in the U.S., Canada and Mexico. The coffeemaker in question was developed in 1992 under a development and supply agreement which included clauses indicating that rights in the coffeemaker would be owned by Sunbeam
Products' predecessor. Wing Shing had applied for, and received a U.S. design patent on the AD series and used this to assert a counterclaim for infringement against Sunbeam Products. In its counterclaim Wing Shing has asked for a permanent injunction and damages. This case was tried in late 2001 and the
Bankruptcy Court found that Wing Shing is the exclusive owner of the design patent and found that Sunbeam Products infringed this patent. The Bankruptcy
Court also permanently enjoined Sunbeam from selling the AD series coffeemakers utilizing the design patent. Sunbeam Products is awaiting the Court's determination of the amount of damages to be awarded to Wing Shing, which based on preliminary rulings of the Court is expected to be approximately $2.5 million. Sunbeam Products appealed this decision to the District Court for the
Southern District of New York, and the issues on appeal have been fully briefed by the parties. Sunbeam Products is awaiting a date to be set for oral arguments.

                                       41

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

17. COMMITMENTS AND CONTINGENCIES - (CONTINUED)

Sunbeam Products and AHI have been sued in the First Civil Circuit of Colon,
Republic of Panama, by Adel Zayed, Ikram Zayed, Importadora Samir, S.A. and
Overseas Dispatcher Co. (collectively "Plaintiffs"). The Plaintiffs alleged that they were damaged in an amount in excess of $17.0 million as a result of Sunbeam
Products' commencement of a criminal case for trademark infringement in 1999.
Sunbeam Products commenced the criminal case because Importadora Samir, S.A. and
Overseas Dispatcher Co. had imported products into Panama using a confusingly similar trademark to Sunbeam Products' Oster(R) trademark. Sunbeam Products and
AHI have submitted their answer to the Court.

Powermate was a defendant in an action entitled Campbell Hausfeld/Scott Fetzer
Company vs. Coleman Powermate, Inc. pending before the United States District
Court for the District of Minnesota. This is a suit for patent infringement related to a shroud for an air compressor. The patent was issued on August 13,
2002. The plaintiff sought damages in no event less than a reasonable royalty, as well as treble damages, attorneys' fees, and injunctive relief. Coleman
Powermate settled the action by entering into an agreement with Campbell
Hausfeld under which Coleman Powermate paid $0.3 million for a paid-up license under the patents in question. In addition, Campbell Hausfeld agreed to change certain of its packaging to remove or amend some performance claims on its products.

Coleman is a defendant in an action entitled The Heirs of the Late Said Hassan
Bashammakh vs. Coleman Company U.S.A. pending before the Board of Grievances of the Shari'a Court of Saudi Arabia. Plaintiff alleges that in 1992, Coleman improperly terminated a distribution agreement that had been entered into in
1972 between Coleman's then Canadian subsidiary and Said Ben H. Bashammakh &
Bros., a company controlled by Mr. Bashammakh. Plaintiffs are the heirs to the estate of Bashammakh. Mr. Bashammakh originally brought an action before the
Saudi courts in the early 1990s seeking, among other things, approximately $2 million in damages (and interest) for the allegedly improper termination of the distribution agreement. The action had been dormant since the mid-1990s pending resolution of an intra-Bashammakh family dispute. The heirs of the original plaintiff (Bashammakh) have brought a new suit in January 2002 based on substantially the same facts and legal issues. The suit again alleges that
Coleman improperly terminated a distributorship agreement with Bashammakh and thus owes damages for the allegedly improper termination. On December 22, 2003, the Court instructed both parties to submit additional documents in support of their arguments. The Court also proposed that the parties settle the matter through Bashammakh keeping and disposing of any inventory in Bashammakh's possession and Coleman paying Bashammakh one million Saudi Riyals (approximately
$267,000 US). Coleman has extended to Bashammakh an offer to settle the matter in the manner proposed by the Court, but has not yet received a response.

Coleman Powermate has been added as a party in a putative class action currently pending against certain other manufacturers of air compressors. This case was originally filed in 2001 against Coleman Powermate and other manufacturers, but was dismissed as to Coleman Powermate due to its Chapter 11 proceeding.
Plaintiffs generally allege violation of the Illinois Consumer Fraud and
Deceptive Trade Practices Acts by manufacturers of air compressors by promoting, labeling and selling air compressors as containing higher horsepower than they actually contain, in part by promoting the peak horsepower for the engine. The two named plaintiffs purport to represent a putative nationwide class of all persons who purchased an air compressor that identifies a horsepower on its label other than continuing running horsepower or does not identify continuous running horsepower. Plaintiffs and Coleman Powermate have agreed to a settlement, which includes the following terms: (i) injunctive relief regarding labeling of horsepower on compressors to eliminate peak and maximum developed horsepower within 14 months from Final Settlement Date (as defined in the
Settlement Agreement); (ii) payment of $0.1 million for costs of notice; (iii)
implementation of an educational program designed to clear up past confusion;
(iv) a donation of $0.1 million in air compressor products to Habitat for
Humanity or other similar non-profit organizations; and (5) payment of class action counsel's fees and expenses of $0.2 million to be approved by the Court.
The Court has entered an Order for Preliminary Approval of the Powermate
Settlement, and the settlements with the other defendants.

AHI and/or its subsidiaries are also involved in various other lawsuits arising from time to time that AHI considers ordinary routine litigation incidental to its business. The Company believes that the resolution of these routine matters, individually or in the aggregate, will not have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows.

                                       42

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

17. COMMITMENTS AND CONTINGENCIES - (CONTINUED)

Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees for defending such actions. The costs are accrued when it is both probable that a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon the Company's assessment, after consultation with counsel (if deemed appropriate), of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiffs and other significant factors that vary by case. When it is not possible to estimate a specific expected cost to be incurred, the Company evaluates the range of probable loss and records the minimum end of the range. As of December 31, 2003 and December 31, 2002, the
Company and its subsidiaries had established accruals for litigation matters of
$25.1 million and $21.8 million, respectively. The balance as of December 31,
2003 includes $22.5 million and $2.6 million for estimated damages or settlement amounts and legal fees, respectively. It is anticipated that the $25.1 million accrual at December 31, 2003 will be paid as follows: $17.1 million in 2004,
$6.8 million in 2005 and $1.2 million in 2006. The Company believes, that anticipated probable costs of litigation matters have been adequately reserved to the extent determinable and that the ultimate resolution of these matters will not have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows.

Environmental Matters

The Company's operations, like those of comparable businesses, are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sales of products containing certain environmentally sensitive materials. AHI believes it is in substantial compliance with all environmental laws and regulations, which are applicable to its operations. Compliance with environmental laws and regulations involves certain continuing costs; however, such costs of ongoing compliance have not resulted in a material increase in the
Company's capital expenditures and have not had a material adverse effect on the
Company's consolidated financial position, results of operations or cash flows.

In addition to ongoing environmental compliance at its operations, the Company also is actively engaged in environmental remediation activities, many of which relate to divested operations. AHI or various of its subsidiaries have been identified by the United States Environmental Protection Agency ("EPA") or a
state environmental agency as a Potentially Responsible Party ("PRP") pursuant to the federal Superfund Act and/or state Superfund laws comparable to the federal law at various sites (collectively the "Environmental Sites").

The Superfund Act, and related state environmental remediation laws, generally authorize governmental authorities to remediate a Superfund site and to assess the costs against the PRPs or to order the PRPs to remediate the site at their expense. Liability under the Superfund Act is joint and several and is imposed on a strict basis, without regard to degree of negligence or culpability. As a result, AHI or various of its subsidiaries recognize their responsibility to determine whether other PRPs at a Superfund site are financially capable of paying their respective shares of the ultimate cost of remediation of the site.
Whenever AHI or various of its subsidiaries have determined that a particular
PRP is not financially responsible, it has assumed for purposes of establishing reserve amounts that such PRP will not pay its respective share of the costs of remediation. AHI or various of its subsidiaries engage in active remediation activities at the Environmental Sites referred to above. The remediation efforts in which the AHI or various of its subsidiaries are involved include facility investigations, including soil and groundwater investigations, corrective measure studies, including feasibility studies, groundwater monitoring, extraction and treatment and soil sampling, excavation and treatment relating to environmental clean-ups. In certain instances, AHI or various of its subsidiaries have entered into agreements with governmental authorities to undertake additional investigatory activities and in other instances have agreed to implement appropriate remedial actions. AHI or various of its subsidiaries, when necessary, have also established reserve amounts for certain non-compliance matters including those involving air emissions.

                                       43

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

17. COMMITMENTS AND CONTINGENCIES - (CONTINUED)

AHI or various of its subsidiaries have established reserves to cover the anticipated probable costs of investigation and remediation, based upon periodic reviews of all sites for which they have, or may have remediation responsibility. AHI or various of its subsidiaries accrue environmental investigation and remediation costs when it is probable that a liability has been incurred, the amount of the liability can be reasonably estimated and their responsibility for the liability is established. Generally, the timing of these accruals coincides with the earlier of formal commitment to an investigation plan, completion of a feasibility study or a commitment to a formal plan of action. As of December 31, 2003 and December 31, 2002, the Company's
consolidated environmental reserves were $17.4 million and $18.1 million, respectively. The December 31, 2003 balance of $17.4 million includes $17.0 million for the estimated costs of facility investigations, corrective measure studies, or known remedial measures, and $0.4 million for estimated legal costs.
It is anticipated that the $17.4 million accrual at December 31, 2003 will be paid as follows: $6.6 million in 2004, $1.4 million in 2005, $4.8 million in
2006, $0.4 million in 2007, $0.5 million in 2008 and $3.7 million thereafter.
AHI or various of its subsidiaries accrued their best estimate of investigation and remediation costs based upon facts known to them at such dates and because of the inherent difficulties in estimating the ultimate amount of environmental costs, which are further described below, these estimates may materially change in the future as a result of the uncertainties described below. Estimated costs, which are based upon experience with similar sites and technical evaluations, are judgmental in nature and are recorded at undiscounted amounts without considering the impact of inflation and are adjusted periodically to reflect changes in applicable laws or regulations, changes in available technologies and receipt by AHI and various of its subsidiaries of new information. It is difficult to estimate the ultimate level of future environmental expenditures due to a number of uncertainties surrounding environmental liabilities. These uncertainties include the applicability of laws and regulations, changes in environmental remediation requirements, the enactment of additional regulations, uncertainties surrounding remediation procedures including the development of new technology, the identification of new sites for which AHI and various of its subsidiaries could be a PRP, information relating to the exact nature and extent of the contamination at each site and the extent of required cleanup efforts, the uncertainties with respect to the ultimate outcome of issues which may be actively contested and the varying costs of alternative remediation strategies.
The Company continues to pursue the recovery of some environmental remediation costs from certain of its liability insurance carriers; however, such potential recoveries have not been offset against potential liabilities and have not been considered in determining environmental reserves.

Due to uncertainty over remedial measures to be adopted at some sites, the possibility of changes in environmental laws and regulations and the fact that joint and several liability with the right of contribution is possible at federal and state Superfund sites, AHI and various of its subsidiaries' ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of December 31, 2003.

The Company believes that the costs of completing environmental remediation of all sites for which the Company has a remediation responsibility have been adequately reserved and that the ultimate resolution of these matters will not have a material adverse effect upon the Company's consolidated financial position, results of operations or cash flows.

Coleman is a potentially responsible party (in addition to other entities) for an area in the City of Wichita known as the Northeast Industrial Corridor (the
"NIC") site. This site involves contaminants from Coleman's current facility located in Wichita, Kansas as well as contaminants from numerous other potentially responsible parties. Pursuant to a series of agreements involving the Kansas Department of Health and Environment, the EPA and the City of
Wichita, the City of Wichita is performing the site cleanup with oversight by the potentially responsible parties. Coleman and other potentially responsible parties have entered into an agreement with the City of Wichita, which provides for arbitration to allocate the remedial costs among the NIC potentially responsible parties. The remedial investigation, which is being performed by the
City of Wichita, has been completed and submitted to Kansas Department of Health and Environment for approval.

                                       44

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

17. COMMITMENTS AND CONTINGENCIES - (CONTINUED)

Certain contaminants from the former Coleman downtown Wichita facility have mixed with contaminants from other nearby facilities in an area known as the
Gilbert & Mosley site. The City of Wichita is conducting the cleanup of the
Gilbert & Mosley site pursuant to an agreement with the Kansas Department of
Health and Environment. Under this agreement, in general, Coleman is responsible for a portion of the City's costs to cleanup the Gilbert & Mosely site based on the relative costs of the cleanup of Coleman's contribution to the contamination to the overall site cleanup costs. This agreement provides that Coleman's share of responsibility for the Gilbert & Mosley site should be determined by arbitration if both parties do not come to an agreement. Arbitration was triggered under the agreement in late 2001 and is ongoing. Coleman has made a submission to the arbitrator that it is responsible for approximately 10% of the overall site costs and the City of Wichita has made a submission to the arbitrator that Coleman is responsible for approximately 55% of the overall site costs. The ultimate overall site costs are currently unknown and are dependant on a number of assumptions and estimates regarding effectiveness and cost of cleanup activities, but could exceed $15.0 million. In March 2004, the arbitrator issued a partial ruling on prejudgment interest (awarding the City prejudgment interest on amounts owed to it by Coleman for past clean up costs after crediting against such amounts for monies owed to Coleman on amounts previously paid by it) and since the arbitrator has not ruled on other outstanding issues, including overall site costs and Coleman's share of such costs, the cost to Coleman from such ruling is difficult to quantify. Coleman anticipates that the arbitrator will issue a decision on the remaining issues before the end of the first half of 2004.

Product Liability Matters

As a consumer goods manufacturer and distributor, AHI and/or its subsidiaries face the risk of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

AHI and/or its subsidiaries are party to various personal injury and property damage lawsuits relating to their products and incidental to its business.
Annually, the Company sets its product liability insurance program which is an occurrence based program based on AHI and its subsidiaries' current and historical claims experience and the availability and cost of insurance. The
Company's products liability insurance program generally is comprised of a self-insurance retention generally totaling $2.5 million per occurrence, and is limited to $25.0 million in the aggregate.

Sunbeam Canada, First Alert, BRK Brands and other companies are defendants in an action brought in District Court, in Ontario, Canada, by Trevor Hughes on behalf of himself and other Canadian purchasers of ionization smoke alarms. Plaintiff is seeking class action status, but the case has not been certified as a class action. Plaintiff contends that ionization smoke alarms are inherently unreliable because, as plaintiff alleges, they do not adequately detect smoke from smoldering fires. The plaintiff contends that smoke alarms should only be sold if they use photoelectric technology or a combination of photoelectric and ionization technologies. Accordingly, plaintiff seeks a refund of the purchase price for his ionization smoke alarm, and the cost of removing it and installing a replacement. Defendants deny plaintiff's contentions. The Superior Court in
Ontario, Canada entered an order striking plaintiff's Statement of Claim as against all defendants with leave to amend, and plaintiff appealed. In an order dated September 11, 2002, the Court of Appeal for Ontario dismissed plaintiff's appeal of the Superior Court's order striking his claims against Sunbeam Canada and BRK Brands on the grounds that plaintiff alleged that the ionization smoke alarm he purchased was manufactured by First Alert, and plaintiff cannot claim to have a reasonable cause of action against defendants who did not manufacture his smoke alarm. The Court of Appeal allowed plaintiff's appeal of the order striking plaintiff's negligence claim against First Alert for recovery of economic loss. In allowing plaintiff's appeal, the Court of Appeal noted
Canadian courts have limited recovery for purely economic losses in cases where the plaintiff does not allege personal or property damage. The Court of Appeal ruled that the Superior Court should have an evidentiary record before determining whether First Alert owed a duty of care to compensate plaintiff for purely economic loss. Plaintiff has sought leave to appeal with the Supreme
Court of Canada seeking review of the Court of Appeal's ruling and the Supreme
Court denied the plaintiff's request to appeal. The parties have tentatively agreed to a settlement and are seeking the trial court's approval of the proposed settlement. On January 30, 2004, the Court approved the settlement, which includes a payment of $25,000 Canadian dollars to Plaintiff and a dismissal of the action.

                                       45

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

17. COMMITMENTS AND CONTINGENCIES - (CONTINUED)

On October 9, 2001, the Consumer Product Safety Commission (the "CPSC") filed an administrative complaint against AHI (then named Sunbeam Corporation), certain non-debtor subsidiaries of AHI, including Chemetron Corporation ("Chemetron"),
Chemetron Investments, Inc. ("Chemetron Investments"), and certain other third parties (the "CPSC Action"). With respect to AHI, Chemetron, and Chemetron
Investments, the CPSC alleged that Chemetron and/or Chemetron Investments manufactured Star ME-1 dry sprinklers from 1977 to 1983, and that AHI is legally responsible for this recall. The CPSC estimates that approximately 50,000-60,000 sprinkler heads were manufactured during this time period. The Star sprinkler business of Chemetron and/or Chemetron Investments was sold to a third party in
1983, and the remainder of the fire suppression business of Chemetron and/or
Chemetron Investments was purchased by Figgie International ("Figgie") when
Figgie acquired the stock of Chemetron Fire Systems in 1985. AHI acquired the stock of Chemetron and Chemetron Investments in September 1990 when it acquired certain assets of Allegheny International. AHI has challenged this action on several grounds. AHI and the staff of the CPSC entered into a proposed settlement whereby AHI will pay up to $1.0 million to repair and replace sprinkler heads manufactured during the time period Chemetron owned the Star
Sprinkler business, and pursuant to the proposed settlement AHI will also be responsible for certain specific notice requirements. The settlement was approved by the Administrative Law Judge presiding over the matter and by the
CPSC commissioners. A press release announcing the settlement was issued on
April 25, 2003. The deadline for filing claims is September 30, 2005. As of
December 31, 2003, claims involving 444 sprinkler heads had been received under the program.

Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims for all years in which the Company is liable under its self-insurance retention have been accrued as liabilities. Such accrued liabilities are necessarily based on estimates (which include actuarial determinations made by an independent actuarial consultant as to liability exposure, taking into account prior experience, numbers of claims and other relevant factors); thus, the Company's ultimate liability may exceed or be less than the amounts accrued. The methods of making such estimates and establishing the resulting liability are reviewed on a regular basis and any adjustments resulting there from are reflected in current operating results.

Historically, product liability awards have rarely exceeded the Company's individual per occurrence self-insured retention. There can be no assurance, however, that the Company's future product liability experience will be consistent with its past experience. Based on information existing on December
31, 2003, the Company believes that the ultimate conclusion of the various pending product liability claims and lawsuits of the Company, individually or in the aggregate, will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Leases

The Company rents certain facilities, equipment and retail stores under operating leases. Rental expense for operating leases of continuing operations amounted to $27.6 million in 2003, $24.7 million in 2002 and $25.6 million in
2001. Rental expense for operating leases of discontinued operations amounted to
$0.1 million in 2003, $0.7 million in 2002 and $1.0 million in 2001. The minimum future rentals due under noncancelable operating leases for continuing operations as of December 31, 2003 aggregated to $74.0 million. The amounts payable in each of the years 2004-2008 and thereafter are $19.3 million, $13.3 million, $7.7 million, $6.0 million, $5.1 million and $22.6 million, respectively. There were no minimum future rentals due under noncancelable operating leases for discontinued operations as of December 31, 2003.

Certain Debt Obligations

Responsibility for servicing certain debt obligations of the Company's predecessor were assumed by third parties in connection with the acquisition of former businesses, although the Company's predecessor remains secondarily liable pursuant to the respective loan documents. Such obligations amounted to $9.6 million as of December 31, 2003. Management believes that the third parties will continue to meet their obligations pursuant to the assumption agreements.

Guarantees

In connection with a December 2000 sale of Sunbeam Products' interest in a joint venture, Sunbeam Products provided a guarantee to the lender of the purchaser's loan for the amounts due under the loan up to a maximum of $0.5 million. The maturity date of the underlying loan is December 4, 2010. The guarantee is supported by a letter of credit in the amount of $0.5 million. At December 31,
2003, the Company has a liability in the amount of $0.5 million which is reflected in "Other current liabilities" in the Consolidated Balance Sheets. As a result of amendments to the guarantee without the consent of Sunbeam Products,
Sunbeam Products believes there is doubt as to whether the guarantee remains valid. The $0.5 million will continue to be reflected as a liability of the
Company until uncertainties as to the status of the guarantee have been resolved.

                                       46

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

17. COMMITMENTS AND CONTINGENCIES - (CONTINUED)

In connection with the sale of the coffee filter business in 2003 (see Note 15),
Sunbeam Products provided a guarantee to the third party supplier of coffee filters for an amount up to $0.4 million. Payment against the guarantee would be triggered by the failure of the purchaser to pay amounts due to the third party supplier of the coffee filters. The term of the guarantee extends for up to 5 years from the date of the transaction. The Company has recorded a liability of
$0.1 million related to this guarantee which is reflected in "Other current liabilities" in the Consolidated Balance Sheets.

Letters of Credit and Surety Bonds

The Company utilizes stand-by letters of credit to back certain financing instruments and insurance policies and commercial letters of credit guaranteeing various international trade activities. The Company had a total of $43.4 million stand-by letters of credit as of December 31, 2003 for the following purposes:
$18.5 million relating to insurance matters, mainly for workers compensation as well as collateral for surety bonds; $13.8 million as collateral for the
Japanese Credit Facility, $7.6 million related to the Hedging Agreement (see
"Derivative Financial Instruments" in Note 8) and $3.5 million for other business purposes. The contract value of all letters of credit (including trade letters of credit) was $60.1 million and $66.5 million as of December 31, 2003 and 2002, respectively. The Company had $0.1 million and $55.6 million in restricted cash at December 31, 2003 and 2002, respectively, for the collateralization of letters of credit that were outstanding under the DIP
Credit Facility as of December 18, 2002. The December 31, 2002 balance arose as a result of the DIP Credit Facility requirement to collateralize outstanding letters of credit under such facility at 105% of the total amount of the letters of credit upon its termination. During 2003, the restricted cash balance was reduced due to subsequent payment or issuance of replacement letters of credit under the Credit Agreement.

In addition, the Company enters into surety bonds to ensure performance related to certain obligations. Contract values for surety bonds as of December 31, 2003 and 2002 were $5.9 million and $8.1 million, respectively. Surety bonds outstanding at December 31, 2003 related to (i) United States customs duties associated with imported goods, (ii) security required under the Company's domestic workers compensation and certain historical general liability self-insurance programs, and (iii) litigation judgments that are under appeal.
Surety bonds outstanding at December 31, 2002 relate to the same items discussed above, as well as certain environmental issues that no longer require bonds at
December 31, 2003. The contract amounts of the letters of credit and surety bonds approximate their fair values.

Product Warranty Costs

The Company provides for warranty costs it estimates will be needed to cover future warranty obligations for products sold. The Company accrues an estimated liability at the time of sale based on historical claim rates applied to current period sales, as well as any information applicable to current product sales that would indicate a deviation from historical trends. Changes in product warranty reserves for the years ended December 31, 2003 and 2002 are as follows:

Warranty reserves at December 31, 2001..................................................         $  56,143

   Accrual for warranties issued........................................................            61,510
   Warranty claims settled..............................................................           (60,999)
   Warranty reserves assumed by the buyer of the Professional Scales Business...........            (2,026)
                                                                                                 ----------

Warranty reserves at December 31, 2002..................................................            54,628

   Accrual for warranties issued........................................................            52,382
   Warranty claims settled..............................................................           (57,341)
                                                                                                 ----------

Warranty reserves at December 31, 2003..................................................         $  49,669
                                                                                                 ==========

At December 31, 2003 and 2002, respectively, $36.1 million and $38.5 million of product warranty reserves are included in "Other current liabilities" and $13.6 million and $16.1 million are included in "Other long-term liabilities" in the
Consolidated Balance Sheets.

Purchase and Other Commitments

In connection with Coleman Powermate's 1995 purchase of substantially all of the assets of Active Technologies, Inc. ("ATI"), Coleman Powermate may be required to make payments to the predecessor owner of ATI of up to $18.8 million based on
Coleman Powermate's sales of ATI related products and royalties received by
Coleman Powermate for licensing arrangements related to ATI patents. As of
December 31, 2003, the amounts paid under the terms of this agreement have been immaterial.

                                       47

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

17. COMMITMENTS AND CONTINGENCIES - (CONTINUED)

As of December 31, 2003, the Company has recorded a $0.3 million liability for a purchase commitment relating to a vendor supply agreement. The Company did not have any other non-cancelable purchase commitments in its normal course of business with remaining terms in excess of one year as of December 31, 2003.

18. RELATED PARTY TRANSACTIONS

Securityholders' Agreement

In connection with the effectiveness of the Sunbeam Corporation Plan, AHI entered into a Securityholders' Agreement, dated as of December 18, 2002 (the
"Securityholders'Agreement") with Morgan Stanley, Wachovia, Banc of America
Strategic Solutions, Inc. ("BoA Solutions" and, collectively with Morgan Stanley and Wachovia, the "Bank Stockholders"), certain affiliates of Oaktree Capital consisting of OCM Opportunities Fund III, L.P., OCM Opportunities Fund II, L.P.,
HCA Separate Account II, Gryphon Domestic VI, LLC (collectively, "Oaktree") and
Jerry W. Levin, AHI's CEO. In addition, the Securityholders' Agreement is binding on all current and future holders of equity securities of AHI and its subsidiaries, including option holders (collectively, the "Securityholders").

Pursuant to the terms of the Securityholders' Agreement, AHI's Board of
Directors is currently comprised of Mr. Levin and three designees selected by the Bank Stockholders. Each Bank Stockholder holding at least 10% of AHI's common stock is entitled to designate one member of AHI's Board. In addition, for so long as the Bank Stockholders collectively hold at least 50% of AHI's common stock, the Bank Stockholders as a group are entitled to designate one additional Board member. Each Securityholder has agreed to vote all of the voting securities of AHI held by it in favor of the foregoing designees.

For so long as the Bank Stockholders hold at least 50% of AHI's common stock,
AHI is required to obtain 51% stockholder approval (excluding shares issued to the former holders of the Debentures and subject to the requirement that management Securityholders vote proportionately with the Bank Stockholders for a period of 21 months from the date of the Securityholders' Agreement) prior to engaging in certain activities, including: (i) material changes in the nature of the business of AHI and its subsidiaries; (ii) certain issuances of equity securities by AHI and its subsidiaries; (iii) certain borrowings, loans or guarantees of indebtedness; (iv) material changes to the equity-based compensation plans of AHI or its subsidiaries or the creation of new equity-based compensation plans; (v) certain mergers, consolidations, business combinations or joint ventures or any sale of all or substantially all of the assets of AHI on a consolidated basis; (vi) amendments to the certificate of incorporation or bylaws of AHI or any of its subsidiaries; (vii) declaration or payment of dividends and redemptions of capital stock; (viii) subject to certain exceptions, the adoption of a plan for the complete or partial liquidation of
AHI or its subsidiaries or the commencement of a case under insolvency or bankruptcy laws; (ix) significant changes in accounting policies or procedures;
(x) certain affiliate transactions; (xi) certain acquisitions of any asset or business; (xii) certain election or reelection of non-employee directors or a director of AHI to the board of directors of any subsidiary of AHI; and (xiii)
retention of financial advisors.

The Securityholders' Agreement provides for certain "tag along" rights in the event of any sale by a Securityholder to a third party of 10% or more of AHI's common stock whereby the other Securityholders could also sell to the third party purchaser a proportionate percentage of their shares of AHI's common stock on the same terms as the Securityholder initiating the sale. The
Securityholders' Agreement also provides for certain "drag-along" rights whereby in the event that Securityholders owning 50% or more of the outstanding shares of common stock of AHI or common stock of the applicable subsidiary, as the case may be, accept a change of control transaction, the "drag-along" rights would allow the Securityholders accepting the change of control transaction to require the remaining Securityholders to also sell their shares on the same terms to the party proposing the transaction. Finally, in the event of certain issuances of securities by AHI or its subsidiaries, the Bank Stockholders, Oaktree and Mr.
Levin would have certain "participation" rights to purchase additional securities of the same type and class offered.

The Securityholders' Agreement terminates upon the earliest to occur of the following events: (1) the consent of each Bank Stockholder that continues to hold at least 10% of the outstanding common stock of AHI; (2) any merger of AHI with another entity following which the Bank Stockholders own in the aggregate less than 50% of the aggregate voting power of the combined entity; (3) all or substantially all of the assets of AHI are sold to an entity other than a subsidiary of AHI; or (4) a transaction is consummated as a result of which a person or group of persons, other than a party to the agreement or one of its affiliates, obtains the right to elect a majority of the Board of Directors of
AHI.

                                       48

                   AMERICAN HOUSEHOLD, INC. AND SUBSIDIARIES
       NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

18. RELATED PARTY TRANSACTIONS - (CONTINUED)

Board Meeting Expenses

The Company reimburses Bank of America, Wachovia and Morgan Stanley for their out of pocket expenses related to attendance at Board meetings. Such costs totaled $0.1 million in 2003.

Registration Rights Agreement

In connection with the effectiveness of the Sunbeam Corporation Plan, AHI also entered into a Registration Rights Agreement, dated as of December 18, 2002 (the
"Registration Rights Agreement"), with certain holders of AHI's common stock.
The Registration Rights Agreement provides, among other things, that at any time after the earlier of (i) AHI's initial public offering and (ii) December 18,
2003, the holders of not less than 45% of the shares of common stock subject to the Registration Rights Agreement (the "Registrable Common Stock") can require
AHI to file a shelf registration statement providing for the sale of any or all of the Registrable Common Stock held by such holders. AHI must use its best efforts to (i) file the shelf registration statement as soon as practicable, but in any event within 90 days after receiving the request, and (ii) have the shelf registration statement declared effective by the Securities and Exchange
Commission as soon as practicable, but in any event within 210 days after receiving the request.

Commencing at any time after the cessation of effectiveness of the shelf registration statement referenced above, the holders of Registrable Common Stock will be entitled to make up to six demands for registration, provided each such demand is made by the holders of at least 10% of the then outstanding
Registrable Common Stock. The Registration Rights Agreement also provides for
"piggyback" registration rights, permitting the holders of Registrable Common
Stock to request that the shares held by them be included in any offering initiated by AHI, whether for its own account or the account of a third party, as well as other customary provisions.

The Registration Rights Agreement will terminate on the earlier of (i) the first date on which no shares of Registrable Common Stock are outstanding, and (ii)
the first date on which less than 10% of the aggregate number of shares of AHI's common stock issued pursuant to the Sunbeam Corporation Plan are held by the original holders of such shares or their affiliates.

Hedging Agreement

In the first quarter of 2003, AHI entered into the Hedging Agreement with
Wachovia, a shareholder of AHI. See Note 8 for further discussion related to these agreements.

Financial Services Fees

During 2003, the Company paid Wachovia $5.7 million in fees related to financial service charges and letters of credit fees.